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EXHIBIT 10.11

U.S. $25,000,000

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 24, 2002,

among

MARKWEST HYDROCARBON, INC.,
as the Borrower,

and

CERTAIN FINANCIAL INSTITUTIONS,
as the Lenders,

and

BANK OF AMERICA, N.A.,
as the Administrative Agent for the Lenders

BANC OF AMERICA SECURITIES LLC,
as Lead Arranger and Sole Book Manager

i

v

SCHEDULES:

Schedule 1.1(a)	—	Disclosure Schedule
Schedule 1.1(b)	—	Lender Commitments
Schedule 5.1.4	—	Collateral Documents to Be Delivered
Schedule 6.14	—	Leases
Schedule 7.1.9	—	Canadian Hedge Agreements
Schedule 7.1.12	—	Leases
Schedule 10.20	—	Existing Collateral Documents

EXHIBITS:

Exhibit A	—	Form of Note
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Continuation/Conversion Notice
Exhibit D	—	Form of Lender Assignment Agreement
Exhibit E-1	—	Form of Legal Opinion of Davis, Graham & Stubbs LLP
Exhibit E-2	—	Form of Legal Opinion of Barry Spector
Exhibit F	—	Form of Compliance Certificate
Exhibit G	—	Form of Guaranty
Exhibit H-1	—	Form of Amended and Restated Borrower Pledge and Security Agreement
Exhibit H-2	—	Form of Subsidiary Pledge and Security Agreement
Exhibit I	—	Form of Issuance Request
Exhibit J	—	Form of U.S. Monthly Borrowing Base Certificate
Exhibit K	—	Form of Amended and Restated Intercreditor Agreement
Exhibit L	—	Form of Agreement Regarding Collateral

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

        THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of May, 24 2002, among MARKWEST HYDROCARBON, INC., a Delaware corporation (the "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), and BANK OF AMERICA, N.A. ("BofA"), as administrative agent for the Lenders (in such capacity, the "Agent" or the "Administrative Agent").

W I T N E S S E T H:

        WHEREAS, the Borrower is engaged in the business of the acquisition, ownership, operation, leasing and construction of natural gas processing and treating plants, fractionation facilities and pipelines and oil and gas exploration, production and development, natural gas, natural gas liquids and crude oil marketing, storage, transportation and terminalling, and activities related or ancillary to the foregoing;

        WHEREAS, the Borrower, certain financial institutions (the "Norwest Lenders"), and Norwest Bank Colorado, National Association ("Norwest"), as predecessor to BofA in its capacity as Administrative Agent, heretofore entered into an Amended and Restated Working Capital Loan Agreement dated as of October 8, 1996 (such agreement, as so amended, the "Original Working Capital Loan Agreement"), pursuant to which the Norwest Lenders agreed to make loans (therein referred to as the "Original Working Capital Loans") to the Borrower;

        WHEREAS, the Borrower, the Norwest Lenders, and Norwest heretofore entered into an Amended and Restated Loan Agreement dated as of October 8, 1996 (such agreement, as so amended, the "Original Loan Agreement"), pursuant to which the Norwest Lenders agreed to make loans to the Borrower;

        WHEREAS, the Borrower, certain financial institutions (the "BMO Lenders"), NationsBank, N.A., as syndication agent, and Bank of Montreal ("BMO"), as predecessor to BofA in its capacity as Administrative Agent, heretofore entered into that certain Amended and Restated Credit Agreement dated as of June 20, 1997, as amended (such agreement, as so amended, the "A&R Credit Agreement"), pursuant to which the Borrower, the BMO Lenders, the syndication agent and the Administrative Agent restructured the indebtedness of the Borrower to the Norwest Lenders under the Original Loan Agreement and the Original Working Capital Loan Agreement and amended, renewed, restated and converted such indebtedness to indebtedness under the A&R Credit Agreement;

        WHEREAS, the Borrower, certain financial institutions (the "Second A&R Lenders"), and the Administrative Agent heretofore entered into that certain Second Amended and Restated Credit Agreement dated as of September 29, 1999 (the "Second A&R Credit Agreement"), pursuant to which the Second A&R Lenders amended, renewed, restated and restructured the indebtedness under the A&R Credit Agreement and agreed to make loans to the Borrower;

        WHEREAS, pursuant to assignment agreements (collectively, the "Second A&R Lender Assignment") dated as of August 10, 2001, BofA purchased from the Second A&R Lenders (other than BofA) all of such Second A&R Lenders' loans under the Second A&R Credit Agreement;

        WHEREAS, immediately after giving effect to the Second A&R Lender Assignment, the Borrower, certain financial institutions (the "Third A&R Lenders"), and the Administrative Agent entered into that certain Third Amended and Restated Credit Agreement dated as of August 10, 2001 (the "Third A&R Credit Agreement"), pursuant to which the Third A&R Lenders amended, renewed, restated and restructured the indebtedness under the Second A&R Credit Agreement and agreed to make loans to the Borrower;

        WHEREAS, pursuant to a Fourth Amended and Restated Credit Agreement dated as of October 12, 2001 (the "Existing Credit Agreement"), Borrower, certain financial institutions (the "Existing Lenders") and the Administrative Agent further amended, renewed, and restated the Third

A&R Credit Agreement and agreed to make revolving loans (the "Existing Loans") and a term loan (the "Existing Term Loan") and to issue letters of credit;

        WHEREAS, concurrently with the execution of the Existing Credit Agreement, the Borrower repaid loans under "Revolving Facility B" of the Third A&R Credit Agreement with working capital and proceeds from the repayment of a portion of a loan made by the Borrower to MarkWest Resources Canada Corp., a wholly-owned Subsidiary of Borrower, and MarkWest Resources Canada Corp. repaid a portion of such loan with the proceeds of a loan to it under the Canadian Credit Agreement (as herein defined);

        WHEREAS, pursuant to the First Amendment to Fourth Amended and Restated Credit Agreement dated as of March 29, 2002 (the "First Amendment"), the Borrower, the Existing Lenders, and the Administrative Agent made certain amendments to the Existing Credit Agreement;

        WHEREAS, concurrently herewith, certain lenders (the "MarkWest OLLC Lenders"), are providing financing (the "MarkWest OLLC Credit Facility") to MarkWest OLLC (as defined herein); and

        WHEREAS, in order to, among other things (i) take into account certain aspects of the MarkWest OLLC Credit Facility, (ii) to release certain collateral to be pledged to secure the MarkWest OLLC Credit Facility, and (iii) to incorporate the amendments made to the Existing Credit Agreement by the First Amendment, the Borrower, the Lenders, and the Administrative Agent hereby make further amendments to the Existing Credit Agreement and restate the Existing Credit Agreement, as amended by the First Amendment.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.1    Defined Terms.    The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof) and the meanings set forth in Schedule 5.1.4 to this Agreement:

        "A&R Credit Agreement" is defined in the fourth recital.

        "Accrued Columbia Settlement Balances" means the amount of natural gas which has been earned by the Borrower to date pursuant to the Settlement Agreement dated as of October 16, 1999, between the Borrower and Columbia Gas Transmission Corporation ("Columbia") (the "Settlement Agreement"), provided that such amounts shall not be included if:

  (i)
  the Administrative Agent fails to have a first priority Lien on the Borrower's right, title and interest in and to the Settlement Agreement;

  (ii)
  Columbia has disputed, or is in default of any of, its obligations under the Settlement Agreement;

  (iii)
  Columbia is the subject of any of the events of the type described in clause (v) of the definition of Eligible Midstream Accounts Receivable; or

  (iv)
  any other event or condition occurs or exists which leads the Required Lenders to believe, in the exercise of their reasonable judgment, that the Borrower's prospect of receiving, or the Lenders' ability to exercise their Lien on, the natural gas in question could reasonably be expected to be impaired.

        "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination of the Borrower or a MarkWest Inc. Subsidiary with another Person (other than a Person that is a MarkWest Inc. Subsidiary), provided, that, if the Borrower is a party to such merger, consolidation or other combination, the Borrower shall be the surviving entity, and if the Borrower is not a party to such transaction, the MarkWest Inc. Subsidiary shall be the surviving entity. The MLP Transfer shall not be an Acquisition.

        "Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

        "Administrative Questionnaire" means an Administrative Details Form in a form supplied by the Administrative Agent.

        "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "Agreement" means, on any date, this Fifth Amended and Restated Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

        "Agreement Regarding Collateral" means the Agreement Regarding Collateral dated as of even date herewith substantially in the form attached hereto as Exhibit L, as amended, supplemented, restated, or otherwise modified from time to time.

        "Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of (a) the rate of interest most recently established by BofA as its base rate, and (b) the Federal Funds Rate most recently determined by Administrative Agent (in accordance with the definition of Federal Funds Rate) plus 0.5%. The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by BofA in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate.

        "Appalachia" means MarkWest Energy Appalachia, L.L.C., a Delaware limited liability company.

        "Applicable Margin" means, with respect to any Loan of any type or any Letter of Credit, and at such time as the Leverage Ratio is in one of the following ranges, the number of basis points ("b.p.")

per annum for the relevant type of Loan, Commitment Fee or Letter of Credit and the relevant range set forth below:

Pricing Level	Leverage Ratio	Applicable Margin LIBO Rate Loan	Letter of Credit Fee	Applicable Margin Base Rate Loan	Commitment Fee
1	Less than or equal to 1.0X	175.0 b.p.	175.0 b.p.	37.5 b.p.	25.0 b.p.
2	Greater than 1.0X, but less than or equal to 2.0X	200.0 b.p.	200.0 b.p.	62.5 b.p.	30.0 b.p.
3	Greater than 2.0X, but less than or equal to 2.75X	225.0 b.p.	225.0 b.p.	87.5 b.p.	37.5 b.p.
4	Greater than 2.75X, but less than or equal to 3.25X	250.0 b.p.	250.0 b.p.	112.5 b.p.	50.0 b.p.
5	Greater than 3.25X	275.0 b.p.	275.0 b.p.	137.5 b.p.	50.0 b.p.

  The Leverage Ratio shall be determined from the then most recent quarterly financial statements delivered by the Borrower pursuant to Section 7.1.1, and any changes in Applicable Margin shall become effective the first day of the third month following the date such financial statements are dated. In the event that the Borrower shall at any time fail to furnish the Lenders such financial statements required to be delivered under Section 7.1.1, the maximum Applicable Margin and Commitment Fee as set forth above shall apply until such time as such financial statements are so delivered. Changes in the Applicable Margin and Commitment Fee as a result of a change in the Leverage Ratio will occur automatically as aforesaid without notice. The Applicable Margin and Commitment Fee shall be set at Pricing Level 4 for the period beginning on the Effective Date and ending on June 30, 2002, unless during such period the Leverage Ratio falls within Pricing Level 5, in which case Pricing Level 5 will apply.

        "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10, and accepted by the Administrative Agent, in substantially the form of Exhibit D.

        "Authorized Officer" means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

        "Available Borrowing Base" means, at the particular time in question, the U.S. Borrowing Base in effect minus the U.S. Effective Amount at such time.

        "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

        "Base Rate Margin" means, on any date, a per annum fee equal to the Applicable Margin for Base Rate Loans on such date.

        "Basin" means Basin Pipeline L.L.C., a Michigan limited liability company.

        "BMO" is defined in the fourth recital.

        "BofA" is defined in the preamble.

        "Borrower" is defined in the preamble.

        "Borrowing" means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

        "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto.

        "Business Day" means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Dallas, Texas, Denver, Colorado or New York, New York; and (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day on which dealings in Dollars are carried on in the interbank eurodollar market.

        "CAN" or "CAN$" means the lawful currency of Canada.

        "Canadian" means, with respect to an entity, that such entity is formed under the laws of Canada, or any province thereof.

        "Canadian Borrowing Base" means the Canadian Dollar Equivalent of the amount of the Global Semi-Annual Borrowing Base allocated to the Canadian Facility pursuant to Section 2.1.3(a)(ii), provided, however, in no event shall the Canadian Borrowing Base ever exceed the sum of the Revolving Loan Commitment Amount as defined in the Canadian Credit Agreement.

        "Canadian Commitment" means the aggregate Commitment of the Lenders under and as defined in the Canadian Credit Agreement, expressed in U.S. Equivalent Dollars.

        "Canadian Commitment Portion" means at any time during the Revolving Loan Availability Period (as defined in the Canadian Credit Agreement), an amount equal to the U.S. Dollar Equivalent of the Revolving Loan Commitment Amount (as defined in the Canadian Credit Agreement in effect at such time).

        "Canadian Credit Agreement" means the Amended and Restated Credit Agreement dated as of even date herewith among MarkWest Canada Co., as Borrower, Bank of America, N.A., as Canadian Administrative Agent, and the Lenders from time to time party thereto, as the same may from time to time be amended and restated.

        "Canadian Dollar Equivalent" means, with respect to an amount denominated in Dollars, the amount of the CAN$ which would be required to purchase such amount of Dollars at the Noon Rate (as defined in the Canadian Credit Agreement) for such currencies on the applicable date (unless such date is not a Business Day, in which case the applicable date shall be the Business Day immediately proceeding such date of determination). For the purpose of determining the "Canadian Dollar Equivalent' in connection with determination and allocation of the Global Semi-Annual Borrowing Base and the Canadian Borrowing Base, the date of determination shall be the effective date of the applicable Reserve Report.

        "Canadian Effective Amount" means, on any date, the aggregate outstanding principal amount of all Loans under the Canadian Facility after giving effect to any prepayments or repayments of such Loans occurring on such date plus the Letter of Credit Outstandings under the Canadian Facility.

        "Canadian Facility" means the credit facility pursuant to the Canadian Credit Agreement.

        "Canadian Ratio" means, at any time, (a) an amount equal to the Canadian Commitment Portion divided by (b) an amount equal to the sum of (i) the U.S. Commitment Portion in effect at such time plus (ii) the Canadian Commitment Portion in effect at such time.

        "Capitalized Lease Liabilities" of a Person means all monetary obligations of such Person or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuer and the Lenders, as collateral for the Obligations in respect of Letters of Credit, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. The Borrower hereby grants the Administrative Agent, for the benefit of the Issuer and the Lenders, a Lien on all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at BofA or other institutions satisfactory to it.

        "Cash Equivalent Investment" means, at any time: (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government; (b) commercial paper, maturing not more than nine months from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any state of the United States or of the District of Columbia and rated A-l by Standard & Poor's Corporation or P-l by Moody's Investors Service, Inc., or (ii) any Lender (or its holding company); (c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by either (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000, or (ii) any Lender or an Affiliate thereof; (d) any repurchase agreement entered into with any Lender or an Affiliate thereof (or other commercial banking institution of the stature referred to in clause (c)(i)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or Affiliate (or other commercial banking institution) thereunder; (e) obligations of any state within the United States of America, any nonprofit corporation or any instrumentality of the foregoing, provided, that at the time of their purchase, such obligations are rated in one of the two highest letter rating categories (e.g. in the case of Standard & Poor's Corporation, either its AAA or AA category) by a nationally recognized securities credit rating agency; (f) obligations issued by political subdivisions or municipalities of any state within the United States of America, any nonprofit corporation or any instrumentality of the foregoing, provided, that at the time of their purchase, such obligations are rated in one of the two highest letter rating categories (e.g., in the case of Standard & Poor's Corporation, either its AAA or AA category) by a nationally recognized securities credit rating agency; or (g) eurodollar deposits with the overseas branch of (i) any commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000, or (ii) any Lender or an Affiliate thereof.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

        "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

        "Change in Control" means (a) the acquisition by any Person, or two or more Persons acting in concert (other than John Fox and members of his family), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower; or (b) the failure of John Fox and members of his family to own, free and clear of all Liens or other encumbrances, at least 25% of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

        "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        "Collateral" means all of the items and types of property described in now existing or hereafter created Collateral Documents and cash and non-cash proceeds thereof.

        "Collateral Documents" means each guaranty, pledge agreement, security agreement, mortgage, assignment, and all other security agreements, deeds of trust, mortgages, chattel mortgages, assignments, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments previously delivered or now or hereafter delivered by the Borrower or any MarkWest Inc. Subsidiary to the Administrative Agent on behalf of the Lenders or to the Lenders in connection with this Agreement, or any transaction contemplated hereby, to secure or guarantee the payment of any part of the Obligations or the performance of any other duties and obligations of Borrower under the Loan Documents, whenever made or delivered.

        "Commitment Fee" means, on any date, a per annum fee equal to the commitment fee indicated in the pricing grid set forth in the definition of Applicable Margin on such date.

        "Commitment Termination Event" means (a) the occurrence of any Default described in clauses (a) through (d) of Section 8.1.9; or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of the Loans and other Obligations to be due and payable pursuant to Section 8.3, or (ii) in the absence of such declaration, the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

        "Consolidated Net Income" of the Borrower means, for any period, the aggregate net income (or net loss, as the case may be) of the Borrower and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom, without duplication, (a) items classified as extraordinary (other than the tax benefit of the utilization of net operating loss carry-forwards and alternative minimum tax credits); (b) any gain or loss, net of taxes, on the sale or other disposition of assets (including the capital stock or other equity ownership of any other person, but excluding the sale of oil and gas inventories in the ordinary course of business); (c) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan; (d) any adjustments of a deferred tax liability or asset pursuant to Statement of Financial Accounting Standards No. 109 which result from changes in enacted tax laws or rates; (e) the cumulative effect of a change in accounting principles; and (f) impairment losses on oil and gas properties.

        "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments for deposit and/or in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person; provided, however, that notwithstanding the foregoing, the definition of "Contingent Liability" shall not include (a) the Guaranty by each of the Borrower and the General Partner of the MLP dated March 26, 2002, given to Equitable Production Company in respect of Gas Processing Agreement (Maytown), the Pipeline Lease Agreement and the Equipment Lease Agreement, each with Equitable Production Company and each dated as of May 28, 1999; and (b) any contingent payments owing by Borrower or any of its Subsidiaries in connection with Section 2 of the West Shore/Basin Purchase Agreement. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

        "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

        "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

        "Current Ratio" means the ratio of (a) consolidated current assets of the Borrower and its Subsidiaries (including any unused portion of (i) the Revolving Loan Commitment Amount and (ii) the Canadian Commitment) to (b) consolidated current liabilities of the Borrower and its Subsidiaries, both as determined in accordance with GAAP; provided, that for purposes of this definition, non-cash mark-to-market adjustments relating to Hedging Agreements required to be made under GAAP shall be excluded for purposes of determining such ratio.

        "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

        "Default Rate" means the rate of interest set forth in Section 3.2.2.

        "Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule 1.1(a), as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Administrative Agent and the Required Lenders.

        "Dollar" and the sign "$" mean lawful money of the United States.

        "Domestic" means, with respect to an entity, that such entity is incorporated, organized or formed under the laws of a state in the United States.

        "Domestic Office" means, relative to any Lender, the office of such Lender designated as such in the Administrative Questionnaire delivered to the Administrative Agent or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.

        "EBITDA" means net earnings (excluding extraordinary items, gains and losses on sales and retirement of assets, non-cash write downs and charges resulting from accounting convention changes) before deduction for federal and state income taxes, Interest Expense, net earnings attributable to minority interests, depreciation, depletion and amortization expense and other non-cash charges and expenses, including, without limitation, non-cash charges and expenses relating to Hedging Agreements, of the Borrower and its Subsidiaries on a consolidated basis, all determined in accordance with GAAP. For purposes of calculating the Fixed Charge Coverage Ratio and the Leverage Ratio, EBITDA shall be adjusted on a pro forma basis for any assets sold or acquired after the beginning of any four-Fiscal Quarter period being measured with respect to such ratios as if such assets had been sold or acquired at the beginning of such four-Fiscal Quarter period, provided, however, that (i) if during any consecutive twelve (12) month period the Purchase Price for Acquisitions by the Borrower and its Subsidiaries equals or exceeds $5,000,000 in the aggregate, then pro forma EBITDA attributable to Acquisitions in excess of $5,000,000 shall be taken into account only if and to the extent permitted by the Required Lenders and (ii) if during any consecutive twelve (12) month period the sales price for assets sold by the Borrower and its Subsidiaries equals or exceeds $5,000,000 in the aggregate, then pro forma EBITDA attributable to sales in excess of $5,000,000 shall be taken into account only if and to the extent permitted by the Required Lenders.

        "Effective Date" means the first date all conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 10.1.

        "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Loan Commitment, the Letter of Credit issuing lender, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

        "Eligible Midstream Accounts Receivable" shall mean Midstream Accounts Receivable, excluding any Midstream Account Receivable:

(i)	with respect to which more than ninety (90) days have elapsed since the date of the original invoice;
(ii)	with respect to which any of the representations, warranties, covenants, and agreements contained in any Collateral Document are incorrect or have been breached in any material respect;
(iii)
with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason for such Midstream Account Receivable (or any other Midstream Account Receivable due from such account debtor);
(iv)
which represents a progress billing (as hereinafter defined) or as to which the Borrower or any of the MarkWest Inc. Subsidiaries has extended the time for payment without the consent of the Administrative Agent; for the purposes hereof, "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the account debtor's obligation to pay such invoice is conditioned upon the Borrower's or any of the MarkWest Inc. Subsidiaries' completion of any further performance under the contract or agreement;
(v)
with respect to which any one or more of the following events has occurred to the account debtor on such Midstream Account Receivable: death or judicial declaration of incompetency of an account debtor who is an individual; the filing by or against the account debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the account debtor for the benefit of creditors; the appointment of a receiver or trustee for the account debtor or for any of the assets of the account debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the U.S. Federal Bankruptcy Code; the institution by or against the account debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the account debtor; the sale, assignment, or transfer of all or any material part of the assets of the account debtor; the nonpayment generally by the account debtor of its debts as they become due; or the cessation of the business of the account debtor as a going concern;
(vi)
if fifteen percent (15%) or more of the aggregate Dollar amount of outstanding Midstream Accounts Receivable owed at such time by the account debtor thereon is classified as ineligible under clause (i) above, provided, however, any Midstream Account Receivable classified as ineligible under clause (i) above shall not be included in the calculation of the fifteen percent (15%) threshold in this clause (vi) if such Midstream Account Receivable is the subject of a bona fide dispute between such account debtor and the Borrower;

(vii)
owed by an account debtor which: (1) does not maintain its chief executive office in the United States; or (2) is not organized under the laws of the United States or any state thereof; or (3) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Midstream Account Receivable is secured or payable by a letter of credit satisfactory to the Administrative Agent in its discretion;
(viii)	owed by an account debtor which is an Affiliate or employee of the Borrower or any of its Subsidiaries;
(ix)
except as provided in clause (xi) below, with respect to which either the perfection, enforceability, or validity of the Administrative Agent's Liens in such Midstream Account Receivable, or the Administrative Agent's right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Midstream Account Receivable, is governed by any federal, state, or local statutory requirements other than those of the U.C.C.;
(x)
owed by an account debtor to which the Borrower or any of its Subsidiaries, is indebted in any way, or which is subject to any right of setoff or recoupment by the account debtor, unless the account debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights; or if the account debtor thereon has disputed liability or made any claim with respect to any other Midstream Account Receivable due from such account debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;
(xi)
owed by the government of the United States, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Administrative Agent's Liens therein, have been complied with to the Administrative Agent's satisfaction with respect to such Midstream Account Receivable;
(xii)
owed by any state, municipality, or other political subdivision of the United States, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines that its Lien therein is not or cannot be perfected;
(xiii)	which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;
(xiv)	which is evidenced by a promissory note or other instrument or by chattel paper;
(xv)
if the Required Lenders believe, in the exercise of their reasonable judgment, that the prospect of collection of such Midstream Account Receivable is reasonably likely to be impaired or that the Midstream Account Receivable could reasonably be expected not to be paid by reason of the account debtor's financial inability to pay;
(xvi)
with respect to which the account debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower or any of the MarkWest Inc. Subsidiaries to seek judicial enforcement in such state of payment of such Midstream Account Receivable, unless such Borrower or MarkWest Inc. Subsidiary has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;
(xvii)	which arises out of a sale not made in the ordinary course of the Borrower's or any of the MarkWest Inc. Subsidiaries' Midstream Business;

(xviii)
with respect to which the goods giving rise to such Midstream Account Receivable have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Midstream Account Receivable have not been performed by the Borrower or a MarkWest Inc. Subsidiary, as applicable, and, if applicable, accepted by the account debtor, or the account debtor revokes its acceptance of such goods or services;
(xix)
owed by an account debtor which is obligated to the Borrower or any of the MarkWest Inc. Subsidiaries respecting Midstream Accounts Receivable the aggregate unpaid balance of which exceeds twenty percent (20%) of the aggregate unpaid balance of all Midstream Accounts Receivable owed to the Borrower or any of the MarkWest Inc. Subsidiaries at such time by all of the Borrower's and the MarkWest Inc. Subsidiaries account debtors, but only to the extent of such excess; provided, however, that account debtors Columbia Natural Resources, Inc., a subsidiary of N:Source Inc. and Equitable Production Company, a subsidiary of Equitable Resources, Inc., shall not be subject to the foregoing twenty percent (20%) limitation;
(xx)	which is not subject to a first priority and perfected security interest in favor of the Administrative Agent for the benefit of the Lenders; or
(xxi)	which the Administrative Agent and the Required Lenders in their reasonable discretion determine to be ineligible.

If any Midstream Account Receivable at any time ceases to be an Eligible Midstream Account Receivable, then such Midstream Account Receivable shall promptly be excluded from the calculation of Eligible Midstream Accounts Receivable.

        "Eligible Midstream Inventory" shall mean (i) Accrued Columbia Settlement Balances and (ii) all Midstream Inventory excluding any Midstream Inventory:

(i)	that is not owned by the Borrower or any of its Domestic MarkWest Inc. Operating Subsidiaries;
(ii)
that is not subject to the Administrative Agent's Liens, which are perfected as to such Midstream Inventory, or that are subject to any other Lien whatsoever (other than the Liens described in clause (f) and (o) (to the extent clause (ix) below has been complied with) of Section 7.2.3 provided that such Permitted Liens (1) are junior in priority to the Administrative Agent's Liens and (2) do not impair directly or indirectly the ability of the Administrative Agent to realize on or obtain the full benefit of such Midstream Inventory);
(iii)	that does not consist of finished goods or raw materials;
(iv)	that consists of work-in-process, samples, prototypes, supplies, or packing and shipping materials;
(v)	that is not in good condition, is unmerchantable, or does not meet all standards imposed by any governmental authority, having regulatory authority over such goods, their use or sale;
(vi)	that is obsolete or returned or repossessed or used goods taken in trade;
(vii)	that is located outside the United States of America (or that is in-transit from vendors or suppliers);

(viii)
that is located in a public warehouse or in possession of a bailee or in a facility leased by the Borrower of any of the MarkWest Subsidiaries, if the warehouseman, or the bailee, or the lessor has not delivered to the Administrative Agent, if requested by the Administrative Agent, a subordination agreement in form and substance satisfactory to the Administrative Agent or if a sufficient amount has been deducted from the value of such Midstream Inventory to cover rents or storage charges;
(ix)
that contains or bears any intellectual property rights licensed to the Borrower or any of the MarkWest Subsidiaries by any Person, if the Administrative Agent is not satisfied that it may sell or otherwise dispose of such Midstream Inventory in accordance with the terms of any Collateral Document and Section 8.3 without infringing the rights of the licensor of such intellectual property rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Midstream Inventory pursuant to the existing license agreement), and, as to which the Borrower has not delivered to the Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Administrative Agent if requested;
(x)	that is not reflected in the details of a current perpetual inventory report;
(xi)	that is Midstream Inventory placed on consignment; or
(xii)	which the Administrative Agent and the Required Lenders in their reasonable discretion determine to be ineligible.

If any Midstream Inventory at any time ceases to be Eligible Midstream Inventory, such Midstream Inventory shall promptly be excluded from the calculation of Eligible Midstream Inventory.

        "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

        "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

        "ERISA Event" shall mean (a) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

        "Event of Default" is defined in Section 8.1.

        "Excluded MLP Entities" means the MLP, MarkWest OLLC, and their Subsidiaries.

        "Existing Credit Agreement" is defined in the eighth recital.

        "Existing Collateral Documents" has the meaning set forth in Section 10.20.

        "Existing Lenders" is defined in the eighth recital.

        "Existing Loans" is defined in the eighth recital.

        "Existing Mortgages" means the deeds of trust and mortgages listed on Schedule 10.20 hereto.

        "Existing Term Loan" is defined in the eighth recital.

        "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day as so published on the next succeeding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published on the next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to BofA on such day on such transactions as determined by the Administrative Agent.

        "First Amendment" is defined in the tenth recital.

        "Fiscal Quarter" means any quarter of a Fiscal Year.

        "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2000 Fiscal Year") refer to the Fiscal Year ending on December 31 during such calendar year.

        "Fixed Charges" for any period ending on a calculation date means the sum of (a) Interest Expense for such period, plus (b) dividends paid, declared or required to be paid in such period in respect of common and preferred stock.

        "Fixed Charge Coverage Ratio" as of a date means the ratio of (a) EBITDA for the four Fiscal Quarters ended on such date to (b) Fixed Charges for such four-Fiscal Quarter period.

        "Foreign" means an entity is organized under the laws of a jurisdiction outside the United States.

        "Foreign Lender" has the meaning set forth in Section 4.6.

        "Fractionation, Storage and Loading Agreement (Siloam)" means that certain Fractionation, Storage and Loading Agreement (Siloam) by and between Appalachia and the Borrower.

        "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

        "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "GAAP" is defined in Section 1.4.

        "Gas Processing Agreement (Kenova, Boldman and Cobb Plants)" means that certain Gas Processing Agreement (Kenova, Boldman and Cobb Plants) by and between Appalachia and the Borrower.

        "Global Borrowing Base" means at the particular time in question, the sum of (i) the Global Semi-Annual Borrowing Base and (ii) the U.S. Monthly Borrowing Base, provided, however, in no event shall the Global Borrowing Base ever exceed the sum of (i) the Revolving Loan Commitment Amount and (ii) the U.S. Dollar Equivalent of the Revolving Loan Commitment Amount as defined in and outstanding under the Canadian Credit Agreement.

        ''Global Lenders" means the Lenders hereunder and the Lenders under the Canadian Credit Agreement.

        "Global Semi-Annual Borrowing Base" means at the particular time in question, the amount provided for in Section 2.1.3(a), provided, however, in no event shall the Global Semi-Annual Borrowing Base ever exceed the sum of (i) the Revolving Loan Commitment Amount and (ii) the U.S. Dollar Equivalent of the Revolving Loan Commitment Amount as defined in and outstanding under the Canadian Credit Agreement.

        "Guaranty" means any guaranty agreement or amended and restated guaranty agreement executed and delivered pursuant to Section 5.1.3 or Section 7.1.8, substantially in the form of Exhibit G hereto, as amended, supplemented, restated or otherwise modified from time to time.

        "Hazardous Material" means (a) any "hazardous substance" as defined by CERCLA; (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended; (c) crude oil or any fraction thereof; or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

        "Hedged Eligible Midstream Inventory" means Eligible Midstream Inventory subject to a Hedging Agreement with respect to such inventory and satisfactory to the Administrative Agent and the Required Lenders.

        "Hedging Agreement" for a Person means any interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, commodity price protection agreements, foreign exchange protection agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices, or foreign exchange rates, as any such agreement is amendment, supplemented or otherwise modified from time to time.

        "Hedging Counterparty" means any Person which is a counterparty to a Hedging Agreement.

        "Hedging Obligation" means, with respect to any Person, all liabilities of such Person under any Hedging Agreement.

        "Hedging Policy" means the Borrower's Risk Management Policies and Procedures Dated September 2001, as amended in accordance with Section 7.2.1.

        "herein," "hereof," "hereto," "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular section, paragraph or provision of this Agreement or such other Loan Document.

        "Hydrocarbon Interests" means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases with respect to Oil and Gas Properties wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to oil, gas or other liquid or gaseous hydrocarbons wherever located including any reserved or residual interest of whatever nature.

        "include" and "including" mean including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that a general statement, which is followed by or referable to an enumeration of specific matters, shall not be limited to matters similar to the matters specifically mentioned.

        "Indebtedness" of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities; (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined other than non-cash items, such as deferred taxes, required by GAAP to be included as liabilities on the balance sheet; (e) net liabilities of such Person under all Hedging Obligations except for non-cash mark-to-market adjustments required by GAAP; (f) all obligations of such Person to pay the deferred purchase price of property or services (whether or not required to be included as liabilities in accordance with GAAP), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person; and (g) all Contingent Liabilities of such Person in respect of any of the foregoing; provided, however, that for the purposes of this definition, a production payment or similar transaction which is non-recourse to such Person and payments owing by Borrower or any of its Subsidiaries in connection with the West Shore/Basin Purchase Agreement shall not constitute "Indebtedness." For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer unless such Indebtedness is expressly non-recourse to such general partner or joint venturer.

        "Indemnified Liabilities" is defined in Section 10.4.

        "Indemnified Parties" is defined in Section 10.4.

        "Independent Engineer" has the meaning set forth in Section 7.1.1(k).

        "Insurance Deposit Account" is defined in Section 7.1.5.

        "Intercreditor Agreement" means that certain Amended and Restated Intercreditor Agreement dated as of even date herewith, by and among the Administrative Agent, the Lenders hereunder, the Canadian administrative agent under the Canadian Credit Agreement and the lenders thereunder, substantially in the form of Exhibit K attached hereto, as amended, supplemented, restated or otherwise modified from time to time.

        "Interest Expense" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest and including fees payable in respect of letters of credit and bankers' acceptances) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP; provided, however, that the issuance of PIK Notes shall not be included in the calculation of Interest Expense. For purposes of calculating the Fixed Charge Coverage Ratio, if, in connection with an Acquisition, any Indebtedness is incurred or assumed by the Borrower or any of its Subsidiaries, then Interest Expense shall be adjusted on a pro forma basis (in a manner acceptable to the Required Lenders) for the four-Fiscal Quarter period most recently completed, as if such Indebtedness had been incurred or assumed at the beginning of such four-Fiscal Quarter period.

        "Interest Period" means, relative to any LIBO Rate Loans, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however, that (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than eight different dates; (b) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration; (c) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, if such Interest Period applies to LIBO Rate Loans, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and (d) no Interest Period may end later than the Stated Maturity Date, and the Borrower shall not select Interest Periods for Loans in amounts such that the Borrower would be obligated to prepay Loans on any date other than the last day of an Interest Period as a result of the operation of Section 2.2.2.

        "Investment" means, relative to any Person, (a) any loan or advance made by such Person to any other Person (excluding travel and similar advances not to exceed $200,000 in the aggregate for all such advances to officers and employees made in the ordinary course of business, and relocation advances made to officers and employees in the ordinary course of business); (b) any Contingent Liability of such Person; and (c) any ownership or similar interest held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

        "Issuance Request" means a request and certificate duly executed by the chief executive, accounting or financial Authorized Officer of the Borrower, substantially in the form of Exhibit I attached hereto (with such changes thereto as may be agreed upon from time to time by the Administrative Agent, the Issuer and the Borrower).

        "Issuer" means any affiliate, unit or agency of BofA or any other Lender which has agreed to issue one or more Letters of Credit at the request of the Administrative Agent (which shall, at the Borrower's request, notify the Borrower from time to time of the identity of such other Lender).

        "Lender Assignment Agreement" means a Lender Assignment Agreement, substantially in the form of Exhibit D hereto.

        "Lender Hedging Agreement" means any Hedging Agreements entered into by Borrower or any of the MarkWest Inc. Operating Subsidiaries in which a Lender or an Affiliate of a Lender is the Hedging Counterparty.

        "Lenders" is defined in the preamble.

        "Letter of Credit" is defined in Section 2.7.

        "Letter of Credit Commitment" means, relative to any Lender, such Lender's obligation to issue (in the case of an Issuer) or participate in (in the case of all Lenders) Letters of Credit pursuant to Section 2.1.2.

        "Letter of Credit Outstandings" means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount at such time of all Letters of Credit then outstanding and undrawn (as such aggregate Stated Amount shall be adjusted, from time to time, as a result of drawings, the issuance of

Letters of Credit, or otherwise), plus (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

        "Letter of Credit Sublimit" means $10,000,000.

        "Leverage Ratio" means, as of a date, the ratio of (a) Total Funded Debt to (b) EBITDA for the four Fiscal Quarters most recently ended prior to such date.

        "LIBO Rate" means, relative to any Interest Period for LIBO Rate Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to BofA's LIBOR Office in the interbank eurodollar market as at or about 11:00 a.m., Central time, two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of BofA's LIBO Rate Loan and for a period approximately equal to such Interest Period.

        "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

        "LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted)	=	LIBO Rate 1.00 - LIBOR Reserve Percentage

        The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable LIBO Rates furnished to and received by the Administrative Agent from BofA, two Business Days before the first day of such Interest Period.

        "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such in the Administrative Questionnaire delivered to the Administrative Agent or designated in the Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

        "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities," as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

        "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

        "Loan" means a Revolving Loan of any type.

        "Loan Agreement" is defined in the third recital.

        "Loan Documents" means this Agreement, the Notes, each of the Collateral Documents, each Guaranty, the Agreement Regarding Collateral, the Intercreditor Agreement, and each other agreement, document or instrument delivered by the Borrower or any of the MarkWest Inc.

Subsidiaries from time to time in connection with this Agreement and the Notes, each as amended, restated or otherwise modified from time to time. In addition, references to "Loan Documents" in the Collateral Documents shall include Lender Hedging Agreements.

        "Margin Stock" means margin stock as defined in Regulation U.

        "MarkWest 401(k) Plan" means the MarkWest Hydrocarbon, Inc. 401(k) Savings & Profit Sharing Plan dated April 1, 1988, restated January 1, 1997 and amended November 1, 1998, the purpose of which is to enable eligible employees to save for retirement and to provide certain benefits in the event of death, disability, or other termination of employment. The MarkWest 401(k) Plan is for the exclusive benefit of eligible employees of the Borrower and their beneficiaries.

        "MarkWest Canada Co." means MarkWest Resources Canada Corp., a corporation organized pursuant to the laws of the province of Alberta, Canada and a Wholly-Owned Subsidiary.

        "MarkWest Inc. Operating Subsidiary" means any Subsidiary of the Borrower other than the MLP Parties.

        "MarkWest Inc. Subsidiary" means any Subsidiary of the Borrower other than the Excluded MLP Entities.

        "MarkWest Michigan" means MarkWest Michigan, Inc., a Colorado corporation.

        "MarkWest OLLC" means MarkWest Energy Operating Company, L.L.C., a Delaware limited liability company and a wholly-owned Subsidiary of the MLP.

        "MarkWest OLLC Credit Agreement" means that certain Credit Agreement dated as of even date herewith among MarkWest OLLC as borrower, the MLP as guarantor, Bank of America, N.A. as administrative agent, and the financial institutions from time to time party thereto, and all refinancings and increases thereof.

        "MarkWest OLLC Credit Facility" is defined in the eleventh recital.

        "MarkWest OLLC Lenders" is defined in the eleventh recital.

        "MarkWest Resources" means MarkWest Resources, Inc., a Colorado corporation.

        "Material Adverse Effect" means with respect to any matter that such matter could reasonably be expected to materially and adversely affect the assets, business, properties, financial condition or prospects, or results or operations of the Borrower and the MarkWest Inc. Operating Subsidiaries taken as a whole, or the ability of the Borrower or any other Obligor to perform in a material respect its respective obligations under any of the Loan Documents.

        "Matrex" means Matrex, L.L.C., a Michigan limited liability company.

        "Midstream Accounts Receivable" means and includes all of the Borrower's and the Domestic MarkWest Inc. Operating Subsidiaries' now owned or hereafter acquired or arising accounts, as defined in the U.C.C., including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, which arise as a result of the Midstream Business.

        "Midstream Business" means any and all operations of the Borrower and the Domestic MarkWest Inc. Operating Subsidiaries in the United States related to the gathering and processing of natural gas and the fractionation, transportation, marketing, and storage of natural gas liquids.

        "Midstream Inventory" shall mean, for any of the Borrower and the Domestic MarkWest Inc. Operating Subsidiaries, all now owned or hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in the Midstream Business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, each valued at the lower of cost or market, and all documents of title or other documents (as defined in the U.C.C.) representing them.

        "Midstream Report" means a report, covering the Midstream Business, and any related non-Oil and Gas Properties businesses, prepared in accordance with customary and prudent practices in form and substance acceptable to the Administrative Agent, setting forth (a) the total quantity of gas and liquids to be gathered, processed and fractionated, (b) the estimated future net revenues and cumulative estimated future net revenues, (c) the present discounted value of future net revenues, and (d) such other information and data with respect to the Midstream Business, and any related non-Oil and Gas Properties businesses, as the Administrative Agent may reasonably request.

        "MLP" means MarkWest Energy Partners, L.P., a Delaware limited partnership.

        "MLP Offering" means the initial sale of common units of the MLP to the public.

        "MLP Credit Agreement Default" means a Default or Event of Default under the MarkWest OLLC Credit Agreement or the occurrence of any event or condition the effect of which is to cause or to permit the holder of Indebtedness under the MarkWest OLLC Credit Agreement to cause such Indebtedness to be due.

        "MLP Offering Closing" means the consummation of the MLP Offering.

        "MLP/Parent Material Agreement" means and includes the following: (a) the Omnibus Agreement dated as of the date of the MLP Offering Closing, among the MLP, the Borrower and MarkWest OLLC, (b) the Contribution, Conveyance and Assumption Agreement dated as of the date of the MLP Offering Closing, among the Borrower, the MLP, and others, (c) the Gas Processing Agreement (Kenova, Boldman and Cobb Plants), the Pipeline Liquids Transportation Agreement, the Fractionation, Storage and Loading Agreement (Siloam), and the Natural Gas Liquids Purchase Agreement, and (d) each other agreement that is material to the business of the Borrower or a MarkWest Inc. Subsidiary, that is by and between the Borrower (or a MarkWest Inc. Subsidiary) and an MLP Party.

        "MLP Party" means the MLP, the MLP's General Partner and the MLP's Subsidiaries.

        "MLP Transfer" means the conveyance of assets by the Borrower and certain of the MarkWest Inc. Subsidiaries to the MLP on the Effective Date pursuant to the Contribution Agreement dated as of the Effective Date by and among the Borrower, certain of its Subsidiaries and the MLP.

        "MLP's General Partner" means MarkWest Energy GP, L.L.C., a Delaware limited liability company, a subsidiary of the Borrower, that is the general partner of the MLP.

        "Monthly Payment Date" means the last day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day.

        "Natural Gas Liquids Purchase Agreement" means that certain Natural Gas Liquids Purchase Agreement by and between Appalachia and the Parent.

        "Non-Recourse" means, with reference to obligations, (a) the MLP's General Partner shall not have any obligation or liability with respect thereto, contingent, direct or otherwise, including, without limitation, any guaranty obligation, and any obligation (i) to purchase or pay such obligations, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of Indebtedness or other obligation, or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity, and (b) no assets of the MLP's General Partner shall be encumbered by a Lien securing any such Indebtedness or other Obligation.

        "Note" means a promissory note of the Borrower payable to any Lender, in substantially the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Obligations of the Borrower to such Lender resulting from outstanding Revolving Loans and Reimbursement Obligations, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

        "Obligations" means all obligations (monetary or otherwise) of the Borrower and each other Obligor arising under or in connection with this Agreement, the Notes, the Reimbursement Obligations and each other Loan Document. In addition, all references to "Obligations" in the Collateral Documents and in Sections 4.8, 4.9 and 10.16 shall, in addition to the foregoing, also include all present and future indebtedness, liabilities and obligations (and all renewals and extensions thereof or any part thereof) now or hereafter owed by the Borrower and each other Obligor to any Lender or any Affiliate of a Lender pursuant to a Lender Hedging Agreement.

        "Obligor" means the Borrower or any other Person (other than the Administrative Agent or any Lender) obligated under any Loan Document.

        "Oil and Gas" means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

        "Oil and Gas Properties" means Hydrocarbon Interests now owned or hereafter acquired by the Borrower and the MarkWest Inc. Operating Subsidiaries and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all property, real or personal, now owned by the Borrower and the MarkWest Inc. Operating Subsidiaries and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all petroleum and/or natural gas wells, buildings, structures, field separators, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, liters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights-of-way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by the Borrower and the MarkWest Inc. Operating Subsidiaries.

        "Organic Document" means, relative to any Obligor, its certificate of incorporation, articles of formation, operating agreement, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock or equity interests.

        "Parent Pledge and Security Agreement" means a Second Amended and Restated Security Agreement substantially in the form attached hereto as Exhibit H-1.

        "Participant" has the meaning assigned to such term in clause (d) of Section 10.10.

        "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        "Pension Plan" means a "pension plan," as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

        "Percentage" means, relative to any Lender, the percentage set forth on Schedule 1.1(b) hereto or set forth in a Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Eligible Assignee(s) and delivered pursuant to Section 10.10; provided, that the sum of all Percentages for all Lenders shall never be less than 100%.

        "Permitted Liens" has the meaning set forth in Section 7.2.3.

        "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

        "PIK Notes" means Subordinated Notes that may be issued pursuant to Subordinated Debt Documents in connection with the Borrower's exercise of its option to elect to pay accrued and unpaid interest on Subordinated Debt by delivery of additional Subordinated Notes.

        "Pipeline Liquids Transportation Agreement" means that certain Pipeline Liquids Transportation Agreement by and between Appalachia and the Borrower.

        "Plan" means any Pension Plan or Welfare Plan.

        "Principal Payment Date" is defined in Section 3.1(b).

        "Purchase Price" means, with respect to any Acquisition, all direct, indirect, and deferred cash and non-cash payments made to or for the benefit of the Person being acquired (or whose assets are being acquired), its shareholders, officers, directors, employees, or Affiliates in connection with such Acquisition, including, without limitation, the amount of any Indebtedness being assumed in connection with such Acquisition and (subject to the limitations on Indebtedness hereunder) seller financing, payments under non-competition or consulting agreements entered into in connection with such Acquisition and similar agreements, all non-cash consideration and the value of any stock, options, or warrants or other rights to acquire stock issued as part of the consideration in such transaction.

        "Quarterly Payment Date" means the last day of each March, June, September, and December or, if any such day is not a Business Day, the next succeeding Business Day.

        "Quarterly Status Report" means a status report prepared quarterly by the Borrower in form, scope and content acceptable to the Administrative Agent, (a) detailing production from the Oil and Gas Properties, the volumes of Oil and Gas produced and saved, the volumes of Oil and Gas sold, gross revenue, net income, related leasehold operating expenses, severance taxes, other taxes, capital costs and any production imbalances incurred during such period, (b) describing the Borrower's and the MarkWest Inc. Operating Subsidiaries' position regarding its Hedging Agreements with respect to its Oil and Gas Properties including the amount contracted in volumes and as a percentage of such company's total anticipated production, length of contracts, and the price or prices hedged, and (c) setting forth such additional information with respect to any of Borrower's and the MarkWest Inc. Operating Subsidiaries' Oil and Gas Properties as may be reasonably requested by Administrative Agent, in each case for such quarter then ended.

        "Redeemable Preferred Stock" means preferred stock that has, or is convertible into any security that has, mandatory redemption or repurchase requirements (other than those exercisable solely at the option of the issuer of said stock) on or prior to the date set forth in the definition of Stated Maturity Date.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System.

        "Reimbursement Obligation" is defined in Section 2.7.6.

        "Related Parties" means, with respect to the Administrative Agent and the Lenders, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

        "Release" means a "release," as such term is defined in CERCLA.

        "Required Global Lenders" means, at any time, the Administrative Agent and Global Lenders holding at least 66% of the then aggregate outstanding principal amount of the Notes and the Notes under the Canadian Credit Agreement then held by the Global Lenders, or, if no such principal amount is then outstanding, the Administrative Agent and the Global Lenders having at least 66% of the aggregate Commitments and the U.S. Dollar Equivalent of the Commitments under the Canadian Credit Agreement.

        "Required Lenders" means, at any time, the Administrative Agent and two or more Lenders holding at least 66% of the then aggregate outstanding principal amount of the Notes then held by the Lenders, or, if no such principal amount is then outstanding, the Administrative Agent and Lenders having at least 66% of the aggregate Revolving Loan Commitments.

        "Reserve Report" means a report, prepared in accordance with guidelines and requirements of the Securities and Exchange Commission in form acceptable to the Administrative Agent, covering proved developed and proved undeveloped Oil and Gas reserves attributable to Borrower's and the MarkWest Inc. Operating Subsidiaries' Oil and Gas Properties, and setting forth with respect thereto (a) the total quantity of proved developed and proved undeveloped reserves (separately classified as to producing, shut-in, behind pipe, and undeveloped), (b) the estimated future net revenues and cumulative estimated future net revenues, (c) the present discounted value of future net revenues, and (d) such other information and data with respect to the Oil and Gas Properties as the Administrative Agent may reasonably request.

        "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time.

        "Revolving Facility" means the credit facility described as the "Revolving Facility" in Section 2.1.1.

        "Revolving Loan" means a loan made pursuant to Section 2.1.1.

        "Revolving Loan Commitment" means relative to any Lender, such Lender's obligation to continue the Existing Loans as Revolving Loans and to make subsequent Revolving Loans pursuant to Section 2.1.1.

        "Revolving Loan Commitment Amount" means, on any date, $25,000,000, as such amount may be increased from time to time pursuant to Section 2.1.6 and as may be reduced from time to time pursuant to Section 2.2.

        "Revolving Loan Commitment Termination Date" means the earliest of (a) the Stated Maturity Date, (b) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2, and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in clause (b) or (c), the Revolving Loan Commitments shall terminate automatically and without any further action.

        "Revolving Note" means the promissory note issued to each Lender under this Agreement to evidence the Borrower's obligations to repay the Revolving Loans made hereunder, each such note to be substantially in the form of Exhibit A-1.

        "rights" means rights, remedies, powers, privileges and benefits.

        "Second A&R Credit Agreement" is defined in the fifth recital.

        "Second A&R Lender Assignment" is defined in the sixth recital.

        "Second A&R Lenders" is defined in the fifth recital.

        "Semi-Annual Borrowing Base Period" means with respect to the Semi-Annual Borrowing Base the period from March 29, 2002, to August 31, 2002, and each six-month period commencing September 1, 2002, and each subsequent March 1 and September 1 thereafter.

        "Stated Amount" of each Letter of Credit means the face amount of such Letter of Credit as such amount is in effect on the issuance date thereof.

        "Stated Expiry Date" is defined in Section 2.7.1.

        "Stated Maturity Date" means, for any Revolving Loan or Letter of Credit, August 9, 2004.

        "Subordinated Debt" means Indebtedness of the Borrower that the Borrower designates as "Subordinated Indebtedness" hereunder by giving written notice to the Administrative Agent, which Indebtedness is issued upon, and that is governed by documents containing, terms and conditions satisfactory to the Required Lenders in their sole discretion and that is subordinated to the Obligations upon terms and conditions satisfactory to the Required Lenders in their sole discretion.

        "Subordinated Debt Documents" means documents executed in connection with Subordinated Debt.

        "Subordinated Notes" means promissory notes evidencing Subordinated Debt.

        "Subordination Agreement" means a subordination agreement or other agreement containing the terms upon which Subordinated Debt is subordinated to the Obligations.

        "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

        "Subsidiary Pledge and Security Agreement" means a pledge and security agreement substantially in the form of Exhibit H-2 attached hereto.

        "Tangible Net Worth" means the consolidated net worth of the Borrower and its Subsidiaries (excluding any Redeemable Preferred Stock) after subtracting therefrom the aggregate amount of any Intangible Assets of the Borrower and its Subsidiaries. "Intangible Assets" means the amount (to the extent reflected in determining consolidated net worth) of all unamortized debt discount and expense (to the extent, if any, recorded as an unamortized deferred charge), unamortized deferred charges, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names; provided, that for purposes of this definition, consolidated net worth shall be adjusted to exclude non-cash items, including foreign currency translation adjustments, unrealized gains and losses, and mark-to-market adjustments relating to Hedging Agreements, pursuant to GAAP.

        "Taxes" is defined in Section 4.6.

        "Third A&R Credit Agreement" is defined in the seventh recital.

        "Third A&R Lenders" is defined in the seventh recital.

        "Total Funded Debt" means, as of any date, the sum without duplication of (a) the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the nature referred to in clauses (a), (b), (c) and (f) of the definition of Indebtedness and (b) all Redeemable Preferred Stock, valued at the redemption price thereof; provided, however, that in the event that Borrower's "working capital" (determined in accordance with GAAP, but excluding non-cash mark-to-market adjustments relating to Hedging Agreements required to be made under GAAP) is greater than $0 at any time at which the Borrower's Total Funded Debt is calculated, then Total Funded Debt for such time period shall equal the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the nature referred to in clauses (a), (b), (c) and (f) of the definition of Indebtedness plus all Redeemable Preferred Stock, less cash on hand or Cash Equivalent Investments which are free and clear of all Liens other than Liens securing the Loans.

        "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

        "U.C.C." means the Uniform Commercial Code, as in effect in the State of Texas.

        "Unhedged Eligible Midstream Inventory" means all Eligible Midstream Inventory other than Hedged Eligible Midstream Inventory.

        "United States" or "U.S." means the United States of America, its fifty states and the District of Columbia.

        "U.S. Borrowing Base" means the sum of (i) the U.S. Semi-Annual Borrowing Base and (ii) the U.S. Monthly Borrowing Base, provided, however, in no event shall the U.S. Borrowing Base ever exceed the Revolving Loan Commitment Amount.

        "U.S. Commitment Portion" at any time means an amount equal to the Revolving Loan Commitment Amount in effect at such time.

        "U.S. Dollar Equivalent" with respect to an amount denominated in CAN$, (a) means, for purposes of the definition of the term "Canadian Commitment Portion,' the amount of Dollars required to purchase the relevant stated amount of CAN$ based on the Noon Rate (as defined in the Canadian Credit Agreement) in effect on such day and (b) means, for purposes of the definitions of "Global Borrowing Base' and "Required Global Lenders' and for purposes of Section 2.1.3(a), the amount of Dollars required to purchase the relevant stated amount of CAN$ based on the Noon Rate (as defined in the Canadian Credit Agreement) in effect on the effective date of the applicable Reserve Report.

        "U.S. Effective Amount" means, on any date, the aggregate outstanding principal amount of all Loans after giving effect to any prepayments or repayments of Loans occurring on such date plus the Letter of Credit Outstandings.

        "U.S. Monthly Borrowing Base" has the meaning set forth in Section 2.1.3(b).

        "U.S. Monthly Borrowing Base Certificate" means a certificate in the form of Exhibit J or any other form approved by the Administrative Agent, together with all attachments contemplated thereby.

        "U.S. Semi-Annual Borrowing Base" means the amount of the Global Semi-Annual Borrowing Base allocated to the Revolving Facility pursuant to Section 2.1.3(a)(ii), provided, however, in no event shall the U.S. Borrowing Base ever exceed the Revolving Loan Commitment Amount.

        "Welfare Plan" means a "welfare plan," as such term is defined in section 3(1) of ERISA.

        "West Shore" means West Shore Processing Company, L.L.C., a Michigan limited liability company.

        "West Shore/Basin Purchase Agreement" means that certain Purchase and Sale Agreement dated as of November 21, 1997, between Michigan Energy Company and MarkWest Michigan.

        "Wholly-Owned Subsidiary" means a Subsidiary of the Borrower of which all of the equity is owned by the Borrower.

        "Working Capital Loan Agreement" is defined in the second recital.

        SECTION 1.2    Use of Defined Terms.    Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the

Disclosure Schedule and in each Note, Borrowing Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

        SECTION 1.3    Cross-References.    Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

        SECTION 1.4    Accounting and Financial Determinations.    Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in Section 6.5.

ARTICLE II
COMMITMENTS, BORROWING PROCEDURES AND NOTES

        SECTION 2.1    Commitments.    On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally, to the extent of its Percentage, agrees to make Loans pursuant to the Revolving Loan Commitments described in this Section 2.1.

        SECTION 2.1.1    Revolving Loan Commitment.

        (a)  On the Effective Date, all outstanding Existing Loans shall be amended, renewed, restated, extended and converted (but shall not be deemed to be repaid) to Revolving Loans under this Agreement.

        (b)  On the terms and subject to the conditions hereof, each Lender severally, but not jointly, agrees to lend to the Borrower such Lender's Percentage of one or more Borrowings under the Revolving Facility, not to exceed such Lender's Percentage of the lesser of (i) the Revolving Loan Commitment Amount and (ii) the U.S. Borrowing Base.

        (c)  Subject to the conditions set forth in this Agreement, Revolving Loans under the Revolving Facility may be made during the period beginning on the Effective Date and ending on the day prior to the Revolving Loan Commitment Termination Date.

        (d)  On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans.

        SECTION 2.1.2    Commitment to Issue Letters of Credit.    From time to time on any Business Day prior to the Revolving Loan Commitment Termination Date, each Issuer will issue, and each Lender will participate in, to the extent of each Lender's Percentage, the Letters of Credit, in accordance with the terms of Section 2.7.

        SECTION 2.1.3    Global Borrowing Base Determinations.

        (a)  (i) Global Semi-Annual Borrowing Base Determinations. From and after the Effective Date, the U.S. Semi-Annual Borrowing Base shall be $700,000 and the Global Semi-Annual Borrowing Base shall be $34,000,000, each until redetermined hereunder. The Global Semi-Annual Borrowing Base shall be redetermined for each Semi-Annual Borrowing Base Period by the Global Lenders. The Global Semi-Annual Borrowing Base shall be determined based upon the Oil and Gas Properties reflected in the Reserve Reports most recently delivered to the Administrative Agent pursuant to Section 7.1.1(k) hereof and Section 7.1.1(k) of the Canadian Credit Agreement, as applicable, and the assets reflected in the most recently delivered Midstream Report, and such credit and other factors (including without limitation the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower and the MarkWest Inc. Subsidiaries, including MarkWest Canada Co. (excluding Midstream Accounts Receivable and Midstream Inventory) as the Global Lenders deem relevant. The Global Lenders' determination of the Global Semi-Annual Borrowing Base shall be in each of their sole discretion, exercised in accordance with its standard and usual practice for determining borrowing base loans that it generally applies to borrowers in the oil and gas business. On or before February 15 and August 15 of each year, the Administrative Agent shall recommend to the Global Lenders a new Global Semi-Annual Borrowing Base, a copy of which recommendation shall be provided concurrently to the Borrower. The Global Lenders shall, within fifteen (15) days of such recommendation (by unanimous agreement in the case of increasing, maintaining, or decreasing the Global Semi-Annual Borrowing Base), inform the Administrative Agent in writing as to whether such Global Lender agrees or disagrees with the Administrative Agent's recommendation. If a Global Lender disagrees, such notice shall contain the highest amount such Global Lender has approved for the Global Semi-Annual Borrowing Base. If at the end of such fifteen (15) day period any Global Lender has not communicated its approval or disapproval, such silence shall be deemed to be its approval. If the Administrative Agent's recommended Global Semi-Annual Borrowing Base is not approved or deemed approved as aforesaid by all of the Global Lenders at the end of such fifteen (15) day period, the Global Semi-Annual Borrowing Base shall be the highest amount on which all of the Global Lenders can agree. After such re-determined Global Semi-Annual Borrowing Base is approved or otherwise determined as aforesaid, the Administrative Agent will notify the Borrower and the Global Lenders of the amount of the re-determined Global Semi-Annual Borrowing Base, and such amount shall become effective as of the next succeeding March 1 or September 1, as applicable. If the Borrower does not furnish the Reserve Reports or all such other information and data by the date required, the Global Lenders may nonetheless determine a new Global Semi-Annual Borrowing Base. It is expressly understood that the Global Lenders shall have no obligation to determine the Global Semi-Annual Borrowing Base at any particular amount, either in relation to the Commitment Amount or otherwise.

        (ii)  Global Semi-Annual Borrowing Base Allocations. The Global Semi-Annual Borrowing Base shall be comprised of the U.S. Semi-Annual Borrowing Base and the Canadian Borrowing Base, and the sum of the U.S. Semi-Annual Borrowing Base and the Canadian Borrowing Base shall not exceed the Global Semi-Annual Borrowing Base. From and after the Effective Date, the U.S. Semi-Annual Borrowing Base shall be $700,000, until redetermined hereunder. Within three (3) Business Days of each redetermination of the Global Semi-Annual Borrowing Base pursuant to Section 2.1.3(a)(i), the Administrative Agent shall notify the Borrower in writing of such redetermination. Upon receipt by the Borrower of such notice of redetermination, the Borrower shall, within ten (10) days, allocate the Global Semi-Annual Borrowing Base between the U.S. Semi-Annual Borrowing Base and the Canadian Borrowing Base (utilizing the Canadian Dollar Equivalent) and notify the Administrative Agent in writing of such allocation; provided, however, the amount of the Global Semi-Annual Borrowing Base allocated to the Canadian Borrowing Base shall at least be equal to the Minimum Canadian Allocation Amount. "Minimum Canadian Allocation Amount" as used in this paragraph means the product of (i) the amount of the Global Semi-Annual Borrowing Base multiplied by (ii) the quotient of the present worth (discounted at ten percent) set forth in the Reserve Reports most recently delivered to the Administrative Agent pursuant to Section 7.1.1(k) hereof and Section 7.1.1(k) of the Canadian Credit Agreement, as applicable, of (A) the Oil and Gas Properties located in Canada included in such Reserve Reports divided by (B) all of the Oil and Gas Properties included in such Reserve Reports. In the event the Borrower fails to provide the Administrative Agent such notice of allocation, the Global Semi-Annual Borrowing Base shall be allocated by the Administrative Agent in the same proportion as existed prior to such redetermination. Promptly upon such allocation of the Global Semi-Annual Borrowing Base, the Administrative Agent shall notify the Global Lenders, the Borrower, and the Canadian Administrative Agent in writing of the amount of the U.S. Semi-Annual Borrowing Base and the Canadian Borrowing Base to be in effect during the relevant Semi-Annual Borrowing Base Period. Notwithstanding the foregoing, the Borrower may not allocate a U.S. Dollar Equivalent amount to the Canadian Borrowing Base which is less than the U.S. Dollar Equivalent of the Canadian Effective Amount at the time of such allocation.

        (iii)  Special Global Semi-Annual Borrowing Base Determinations. In addition to the Global Semi-Annual Borrowing Base determinations made pursuant to Section 2.1.3(a)(i), the Borrower and the Administrative Agent (acting upon the direction of the Required Global Lenders) may each request one (1) additional Global Semi-Annual Borrowing Base redetermination during each Semi-Annual Borrowing Base Period (each such additional determination herein called a "Special Global Semi-Annual Borrowing Base Determination"). In the event the Borrower requests a Special Global Semi-Annual Borrowing Base Determination pursuant to this Section 2.1.3(a)(iii), the Borrower shall deliver written notice of such request to the Global Lenders which shall include a Reserve Report prepared by the Borrower as of a date not more than thirty (30) calendar days prior to the date of such request, for the benefit of the Global Lenders. Following receipt by the Administrative Agent of such request, the Administrative Agent may request in writing other information and the Borrower shall provide such information prepared as of a date not more than thirty (30) calendar days prior to the date of such request. Each Special Global Semi-Annual Borrowing Base Determination shall be made pursuant to the procedures set forth in Section 2.1.3(a)(i), and the Administrative Agent shall give the Borrower notice of the redetermined Global Semi-Annual Borrowing Base pursuant to Section 2.1.3(a)(i), and the Borrower shall allocate the Global Semi-Annual Borrowing Base between the Canadian Borrowing Base and the U.S. Semi-Annual Borrowing Base pursuant to Section 2.1.3(a)(ii).

        (b)    U.S. Monthly Borrowing Base Determinations.    (i) The U.S. Monthly Borrowing Base (the "U.S. Monthly Borrowing Base") shall be equal to the lesser of (x) the sum of seventy-five percent (75%) of the Eligible Midstream Accounts Receivable, seventy-five percent (75%) of the Unhedged Eligible Midstream Inventory, and (85%) of the Hedged Eligible Midstream Inventory; and (y) $20,000,000. The U.S. Monthly Borrowing Base shall be determined each month by reference to the most recent U.S. Monthly Borrowing Base Certificate delivered to the Administrative Agent (absent any error in such U.S. Monthly Borrowing Base Certificate) which shall be effective as of the date such certificate is required to be delivered pursuant to Section 7.1.1(m).

        (ii)  From and after the Effective Date, the U.S. Monthly Borrowing Base will be $10,000,000 until redetermined hereunder

        SECTION 2.1.4    [Intentionally Blank].

        SECTION 2.1.5    Lenders Not Required To Make Loans or Issue or Participate in Letters of Credit.    No Lender shall be permitted or required to (a) continue any Existing Loan as a Loan hereunder or to make any Revolving Loan if, after giving effect thereto, (i) the aggregate outstanding principal amount of all Revolving Loans of all Lenders, together with all Letter of Credit Outstandings, would exceed the U.S. Borrowing Base, or (ii) the aggregate outstanding principal amount of all Revolving Loans of such Lender, together with its Percentage of all Letter of Credit Outstandings, would exceed such Lender's Percentage of the U.S. Borrowing Base, or (b) issue (in the case of any Issuer) or participate in (in the case of each Lender) any Letter of Credit if, after giving effect thereto, (i) all Letter of Credit Outstandings together with the aggregate outstanding principal amount of all Loans of all Lenders would exceed the U.S. Borrowing Base, or (ii) such Lender's Percentage of all Letter of Credit Outstandings together with the aggregate outstanding principal amount of all Loans of such Lender would exceed such Lender's Percentage of the U.S. Borrowing Base, or (iii) all Letter of Credit Outstandings would exceed the Letter of Credit Sublimit.

        SECTION 2.1.6    Increase in Revolving Loan Commitment Amount.

        (a)  Through and including December 31, 2003, the Borrower may, by written notice (the "Increase Notice") to the Administrative Agent (and the Administrative Agent shall promptly deliver a copy of such notice to the Lenders), request that the aggregate amount of the Revolving Loan Commitment Amount be increased by an amount not less than $15,000,000 to $40,000,000; provided, that the aggregate amount of the Revolving Loan Commitment Amount hereunder plus the Canadian Commitment shall not exceed $75,000,000, minus any amount by which the Revolving Loan Commitment Amount shall have been reduced pursuant to Section 2.2, and minus any amount by which the Canadian Commitment shall have been reduced pursuant to the provisions of the Canadian Credit Agreement. The Increase Notice shall set forth the amount of the requested increase in the Revolving Loan Commitment Amount and the date on which such increase is requested to become effective (which shall be not less than 30 days or more than 60 days after the date of such notice), and at the Borrower's option, may offer to one or more existing Lenders and/or other banks or financial institutions (any such Lender or other bank or other institution referred to in this clause (a) being called an "Augmenting Lender") the opportunity to extend credit hereunder or increase their existing Revolving Loan Commitment Amount in an aggregate amount equal to the proposed increase; provided, that no Lender shall be obligated to agree to increase its Revolving Loan Commitment Amount and, provided further, that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and the Borrower and each such Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Revolving Loan Commitment Amount and status as a Lender hereunder.

        (b)  On the effective date (the "Increase Effective Date") of any increase in the Revolving Loan Commitment Amount pursuant to this Section 2.1.6 (the "Commitment Increase"), (i) the aggregate principal amount of the Loans outstanding (the "Initial Loans") immediately prior to giving effect to the Commitment Increase on the Increase Effective Date shall be deemed to be paid, (ii) each Augmenting Lender that shall have been a Lender prior to the Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender's Percentage of the Revolving Loan Commitment (the "Pro Rata Share") (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Loans (as hereinafter defined) and (B) the product of (1) such Lender's Pro Rata Share (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of the Initial Loans, (iii) each Augmenting Lender that shall not have been a Lender prior to the Commitment Increase shall pay to Administrative Agent in same day funds an amount equal to the product of (1) such Augmenting Lender's Pro Rata Share (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Loans, and (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Lender whose Revolving Loan Commitment is not being increased (a "Non-Increasing Lender") the portion of such funds that is equal to the difference between (A) the product of (1) such Non-Increasing Lender's Pro Rata Share (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of the Initial Loans, and (B) the product of (1) such Non-Increasing Lender's Pro Rata Share (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Loans, (v) after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have made new Borrowings (the "Subsequent Loans") in an aggregate principal amount of the Initial Loans and of the types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.2, (vi) each Non-Increasing Lender and each Augmenting Lender shall be deemed to hold its Pro Rata Share of each Subsequent Loan (each calculated after giving effect to the Commitment Increase) and (vii) the Borrower shall pay each Augmenting Lender that shall have been a Lender prior to the Commitment Increase and each Non-Increasing Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (i) above in respect of each LIBO Rate Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 4.4 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

        (c)  Increases and new Revolving Loan Commitment Amount created pursuant to this Section 2.1.6 shall become effective on the date specified in the notice delivered by the Borrower pursuant to the first sentence of paragraph (a) above.

        (d)  No increase in the total Revolving Loan Commitment Amount (or in the Revolving Loan Commitment of any Lender) or addition of a new Lender shall become effective under this section unless (i) the Borrower shall deliver a certificate of an Authorized Officer, dated as of the Increase Effective Date, certifying that no Default shall have occurred and be continuing and that the representations and warranties of the Borrower contained in this Agreement are true and correct on and as of such date, and (ii) the Administrative Agent shall have received documents and an opinion consistent with those delivered on the Effective Date under Sections 5.1.1 and 5.1.7 as to the corporate authority of the Borrower to borrow hereunder after giving effect to such increase.

        (e)  Notwithstanding the foregoing, no increase in the Revolving Loan Commitment Amount may be made pursuant to this Section 2.1.6 unless, after such increase, the Percentage of each Lender hereunder is the same as the pro rata share of such Lender or its Affiliate in the aggregate Commitments under and as defined in the Canadian Credit Agreement.

        SECTION 2.2    Reduction of Revolving Loan Commitment Amounts.    The Revolving Loan Commitment Amounts are subject to reduction from time to time pursuant to this Section 2.2.

        SECTION 2.2.1    Optional Reductions.    The Borrower may, from time to time on any Business Day, voluntarily reduce the Revolving Loan Commitment Amount; provided, however, that all such reductions shall require at least three Business Days' prior notice to the Administrative Agent and be permanent, and any partial reduction of the Revolving Loan Commitment Amount shall be in a minimum amount of $2,500,000, and greater integral multiples of $500,000.

        SECTION 2.2.2    [Intentionally Blank]

        SECTION 2.3    Borrowing Procedure.    By delivering a Borrowing Request to the Administrative Agent on or before 10:00 a.m., Central time, on a Business Day, the Borrower may from time to time irrevocably request (a) on not less than three nor more than five Business Days' notice, a LIBO Rate Loan, or (b) on not less than the same day or more than five Business Days' notice, a Base Rate Loan, in a minimum amount of $500,000, and greater integral multiples of $500,000, or in the unused amount of the applicable Revolving Loan Commitment, if less. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day specified in such Borrowing Request. On or before 11:00 a.m., Central time, on such specified Business Day, each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

        SECTION 2.4    Continuation and Conversion Elections.    By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m., Central time, on a Business Day, the Borrower may from time to time irrevocably elect (a) on not less than three nor more than five Business Days' notice, in connection with any LIBO Rate Loan or any Base Rate Loan, that all, or any portion in an aggregate minimum amount of $500,000, and greater integral multiples of $500,000, of any Loans be, in the case of Base Rate Loans, converted into LIBO Rate Loans or, in the case of

LIBO Rate Loans, be continued as a LIBO Rate Loan, and (b) on or before the last day of the then current Interest Period with respect to a LIBO Rate Loan that such Loan be converted into a Base Rate Loan (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

        SECTION 2.5    Notes.

        (a)  The Loans made by, and the Borrower's Reimbursement Obligations to, each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans and Letters of Credit. In addition to such accounts or records, each Lender's Revolving Loans may be evidenced by a Revolving Note substantially in the form of Exhibit A hereto. Each Lender may attach schedules to its Note(s) and endorse thereon the date, amount and maturity of the applicable Loans and payments with respect thereto.

        (b)  In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

        SECTION 2.6    Letters of Credit.

        SECTION 2.6.1    Issuance Requests.    By delivering to the Administrative Agent and the applicable Issuer an Issuance Request on or before 11:30 a.m., Central time, the Borrower may request, from time to time prior to the Revolving Loan Commitment Termination Date and on not less than three nor more than ten Business Days' notice, that such Issuer issue an irrevocable standby letter of credit in such form as may be mutually agreed to by the Borrower and such Issuer (each a "Letter of Credit"), in support of financial and performance obligations of the Borrower incurred in the Borrower's ordinary course of business and which are described in such Issuance Request. Upon receipt of an Issuance Request, the Administrative Agent shall promptly notify the Lenders thereof. Each Letter of Credit shall by its terms: (a) be issued in a Stated Amount, which (i) together with all Letter of Credit Outstandings, does not exceed the Letter of Credit Sublimit, or (ii) together with all Letter of Credit Outstandings and all outstanding Loans, does not exceed (or would not exceed) the Revolving Loan Commitment Amount as of such date (as such amount is reduced and is scheduled to reduce prior to the Stated Expiry Date pursuant to Section 2.2); and (b) be stated to expire on a date (its "Stated Expiry Date") no later than the earlier of (i) one year from its date of issuance and (ii) the Revolving Loan Commitment Termination Date. So long as no Default has occurred and is continuing, by delivery to the applicable Issuer and the Administrative Agent of an Issuance Request at least three but not more than ten Business Days prior to the Stated Expiry Date of any Letter of Credit, the Borrower may request such Issuer to extend the Stated Expiry Date of such Letter of Credit for an additional period not to exceed the earlier of one year from its date of extension and the Revolving Loan Commitment Termination Date.

        SECTION 2.6.2    Issuances and Extensions.    On the terms and subject to the conditions of this Agreement (including Article V), the Issuer shall issue Letters of Credit, and extend the Stated Expiry

Dates of outstanding Letters of Credit, in accordance with the Issuance Requests made therefor. Each Issuer will make available the original of each Letter of Credit which it issues in accordance with the Issuance Request therefor to the beneficiary thereof (and will promptly provide each of the Lenders and the Borrower with a copy of such Letter of Credit) and will notify the beneficiary under any Letter of Credit of any extension of the Stated Expiry Date thereof.

        SECTION 2.6.3    [Intentionally Blank].

        SECTION 2.6.4    Other Lenders' Participation.    Each Letter of Credit issued pursuant to Section 2.6.2 shall, effective upon its issuance and without further action, be issued on behalf of all Lenders (including the Issuer thereof) pro rata according to their respective Percentages. Each Lender shall, to the extent of its Percentage, be deemed irrevocably to have participated in the issuance of such Letter of Credit and shall be responsible to reimburse promptly the Issuer thereof for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with Section 2.6.5, or which have been reimbursed by the Borrower but must be returned, restored or disgorged by such Issuer for any reason, and each Lender shall, to the extent of its Percentage, be entitled to receive from the Administrative Agent a ratable portion of the letter of credit fees received by the Administrative Agent pursuant to Section 3.3.3, with respect to each Letter of Credit. In the event that the Borrower shall fail to reimburse any Issuer, or if for any reason Loans shall not be made to fund any Reimbursement Obligation, all as provided in Section 2.6.5 and in an amount equal to the amount of any drawing honored by such Issuer under a Letter of Credit issued by it, or in the event such Issuer must for any reason return or disgorge such reimbursement, such Issuer shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein. Each Lender shall make available to such Issuer, whether or not any Default shall have occurred and be continuing, an amount equal to its respective participation in same day or immediately available funds at the office of such Issuer specified in such notice not later than 11:30 a.m., Central time, on the Business Day (under the laws of the jurisdiction of such Issuer) after the date notified by such Issuer. In the event that any Lender fails to make available to such Issuer the amount of such Lender's participation in such Letter of Credit as provided herein, such Issuer shall be entitled to recover such amount on demand from such Lender together with interest at the daily average Federal Funds Rate for three Business Days (together with such other compensatory amounts as may be required to be paid by such Lender to the Administrative Agent pursuant to the Rules for Interbank Compensation of the council on International Banking or the Clearinghouse Compensation Committee, as the case may be, as in effect from time to time) and thereafter at the Alternate Base Rate plus 2%. Nothing in this Section shall be deemed to prejudice the right of any Lender to recover from any Issuer any amounts made available by such Lender to such Issuer pursuant to this Section in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuer in respect of which payment was made by such Lender constituted gross negligence or wilful misconduct on the part of such Issuer. Each Issuer shall distribute to each other Lender which has paid all amounts payable by it under this Section with respect to any Letter of Credit issued by such Issuer such other Lender's Percentage of all payments received by such Issuer from the Borrower in reimbursement of drawings honored by such Issuer under such Letter of Credit when such payments are received.

        SECTION 2.6.5    Disbursements.    Each Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit, together with notice of the date (the "Disbursement Date") such payment shall be made. Subject to the terms and provisions of such Letter of Credit, the applicable Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 11:30 a.m., Central time, on the Disbursement Date, the Borrower will reimburse the applicable Issuer for all amounts which it has disbursed under the Letter of Credit. In the event the applicable Issuer is not reimbursed by the Borrower on the Disbursement Date, or if such Issuer must for any reason return or disgorge such reimbursement, the Lenders (including such

Issuer) shall, on the terms and subject to the conditions of this Agreement, fund the Reimbursement Obligation therefor by making, on the next Business Day, Loans which are Base Rate Loans as provided in Section 2.3 (the Borrower being deemed to have given a timely Borrowing Request therefor for such amount); provided, however, that for the purpose of determining the availability of the Revolving Loan Commitments to make Loans immediately prior to giving effect to the application of the proceeds of such Loans, such Reimbursement Obligation shall be deemed not to be outstanding at such time. To the extent the applicable Issuer is not reimbursed in full in accordance with the preceding sentences, the Borrower's Reimbursement Obligation shall accrue interest at a fluctuating rate equal to the Alternate Base Rate, plus the Applicable Margin plus a margin of 2% per annum, payable on demand.

        SECTION 2.6.6    Reimbursement.    The Borrower's obligation (a "Reimbursement Obligation") under Section 2.6.5 to reimburse an Issuer with respect to each Disbursement (including interest thereon), and each Lender's obligation to make participation payments in each drawing which has not been reimbursed by the Borrower, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which the Borrower may have or have had against any Lender or any beneficiary of a Letter of Credit, including any defense based upon the occurrence of any Default, any draft, demand or certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient, the failure of any disbursement to conform to the terms of the applicable Letter of Credit (if, in the applicable Issuer's good faith opinion, such disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such disbursement, or the legality, validity, form, regularity, or enforceability of such Letter of Credit; provided, however, that nothing herein shall adversely affect the right of the Borrower or any Lender to commence any proceeding against the applicable Issuer for any wrongful disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or wilful misconduct on the part of such Issuer.

        SECTION 2.6.7    Deemed Disbursements.    Upon either (a) the occurrence and during the continuation of an Event of Default pursuant to Section 8.1.9 or the occurrence of the Revolving Loan Commitment Termination Date, or (b) the declaration by the Administrative Agent of all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Revolving Loan Commitments (if not theretofore terminated) to be terminated as provided in Section 8.3, an amount equal to that portion of Letter of Credit Outstandings attributable to outstanding and undrawn Letters of Credit shall, at the election of the applicable Issuer acting on instructions from the Required Lenders, and without demand upon or notice to the Borrower, be deemed to have been paid or disbursed by such Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed), and, upon notification by such Issuer to the Administrative Agent and the Borrower of its obligations under this Section, the Borrower shall be immediately obligated to reimburse such Issuer the amount deemed to have been so paid or disbursed by such Issuer. Any amounts so received by such Issuer from the Borrower pursuant to this Section shall be held as collateral security for the repayment of the Borrower's obligations in connection with the Letters of Credit issued by such Issuer. All amounts on deposit pursuant to this Section 2.6.7 shall, until their application to any Obligation or their return to the Borrower, as the case may be, at the Borrower's written request, be invested in high grade short-term liquid investments acceptable to Administrative Agent and designated by the Borrower, which investments shall be held by the Administrative Agent as additional collateral security for the repayment of the Borrower's Obligations under and in connection with the Letters of Credit and all other Obligations. Any losses, net of earnings, and reasonable fees and expenses of such investments shall be charged against the principal amount invested. The Administrative Agent and the Lenders shall not be liable for any loss resulting from any investment made by the Administrative Agent at the Borrower's request. The Administrative Agent is not obligated hereby, or by any other Loan Document, to make or maintain any investment, except upon written request by the Borrower. At any time when such Letters of Credit shall terminate and all Obligations to each Issuer are either terminated or paid or reimbursed to such Issuer in full, the Obligations of the Borrower under this Section shall be reduced accordingly (subject, however, to reinstatement in the event any payment in respect of such Letters of Credit is recovered in any manner from such Issuer), and such Issuer will return to the Borrower the excess, if any, of (x) the aggregate amount held by such Issuer and not theretofore applied by such Issuer to any Reimbursement Obligation over (y) the aggregate amount of all Reimbursement Obligations to such Issuer pursuant to this Section, as so adjusted. At such time when all Events of Default shall have been cured or waived, if the Revolving Loan Commitment Termination Date shall not have occurred for any reason, each Issuer shall return to the Borrower all amounts then on deposit with such Issuer pursuant to this Section.

        SECTION 2.6.8    Nature of Reimbursement Obligations.    The Borrower shall assume all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither any Issuer nor any Lender (except to the extent of its own gross negligence or wilful misconduct) shall be responsible for: (a) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (b) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit; (d) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile or otherwise; or (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit or of the proceeds thereof. None of the foregoing shall affect, impair, or prevent the vesting of any of the rights or powers granted any Issuer or any Lender hereunder. In furtherance and extension, and not in limitation or derogation, of any of the foregoing, any action taken or omitted to be taken by any Issuer in good faith shall be binding upon the Borrower and shall not put such Issuer under any resulting liability to the Borrower.

        SECTION 2.6.9    Increased Costs; Indemnity.    If by reason of (a) any change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement, or (b) compliance by any Issuer or any Lender with any direction, or requirement of any governmental or monetary authority, including Regulation D of the F.R.S. Board: (i) any Issuer or any Lender shall be subject to any tax (other than taxes on net income and franchises), levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.6, whether directly or by such being imposed on or suffered by such Issuer or such Lender; (ii) any reserve, deposit or similar requirement is or shall be applicable, increased, imposed or modified in respect of any Letters of Credit issued by any Issuer or participations therein purchased by any Lender; or (iii) there shall be imposed on any Issuer or any Lender any other condition regarding this Section 2.6, any Letter of Credit or any participation therein, and the result of the foregoing is directly to increase the cost to such Issuer or such Lender of issuing or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce any amount receivable in respect thereof by such Issuer or such Lender, then and in any such case such Issuer or such Lender may, at any time after the additional cost is incurred or the amount received is reduced, notify the Administrative Agent and the Borrower thereof, and the Borrower shall pay within 10 days of demand such amounts as such Issuer or Lender may in good faith specify to be necessary to compensate such Issuer or Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate equal at all times to the Alternate Base Rate plus the Applicable Margin per annum. The determination by such Issuer or Lender, as the case may be, of any amount due pursuant to this Section, as set forth in a statement setting forth the calculation thereof in reasonable detail, shall be rebuttable presumptive evidence of such amounts.

        In addition to amounts payable as elsewhere provided in this Section 2.6, the Borrower hereby indemnifies, exonerates and holds each Issuer, the Administrative Agent and each Lender harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether such Issuer, the Administrative Agent or such Lender is a party to the action for which indemnification is sought), including reasonable attorneys' fees and disbursements, which such Issuer, the Administrative Agent or such Lender may incur or be subject to as a consequence, direct or indirect, of the issuance of the Letters of Credit, other than as a result of the gross negligence or wilful misconduct of such Issuer as determined by a court of competent jurisdiction, or the failure of such Issuer to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

        SECTION 3.1    Repayments and Prepayments.

        The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No voluntary prepayment of principal of any Revolving Loan shall cause a reduction in the Revolving Loan Commitment Amount, except as provided in Section 2.2.1.

        SECTION 3.1.1    Optional Prepayment.    At any time prior to the Stated Maturity Date, the Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that (a) any such prepayment shall be made pro rata among Loans of the same type and, if applicable, having the same Interest Period of all Lenders, (b) no such prepayment of any LIBO Rate Loan may be made on any day other than the last day of the Interest Period for such Loan, (c) all such voluntary prepayments (i) of LIBO Rate Loans shall require at least three (3) Business Days' prior written notice to the Administrative Agent, and (ii) of Base Rate Loans shall require prior written notice on the date of prepayment to the Administrative Agent, and (d) all such voluntary partial prepayments shall be in a minimum amount of $500,000, and greater integral multiples of $500,000.

        SECTION 3.1.2    Mandatory Prepayment.

        (a)    Mandatory Prepayments by Reason of Change in Borrowing Base.    On any date (i) the U.S. Effective Amount shall exceed the U.S. Borrowing Base or (ii) the sum of the U.S. Effective Amount and the U.S. Dollar Equivalent of the Canadian Effective Amount shall exceed the Global Borrowing Base, then the Borrower shall make mandatory prepayments of Revolving Loans equal to such excess, and if any such excess remains after such prepayments, to the extent of such excess the Borrower shall immediately Cash Collateralize the Reimbursement Obligations in an amount equal to the aggregate Stated Amount of all Letters of Credit outstanding and undrawn. Notwithstanding the foregoing, the Borrower may, with the consent of the Required Lenders and the Issuer, prepay the outstanding Loans under the Canadian Facility equal to the amount of the remaining excess prior to Cash Collateralizing the Reimbursement Obligations. The Borrower shall (A) make fifty percent (50%) of such prepayments within ninety (90) days following its receipt of the written notice of the Global Borrowing Base redetermination in accordance with Section 2.1.3(a)(i) or Section 2.1.3.(a)(iii) and the remaining fifty percent (50%) of such prepayments within one hundred eighty (180) days following its receipt of the notice of the Global Borrowing Base redetermination, (B) make such prepayment within thirty (30) days following its delivery of the U.S. Monthly Borrowing Base Certificate pursuant to Section 7.1.1(m), or (C) make such prepayment on the date of any Sale which results in a reduction in the U.S. Semi-Annual Borrowing Base pursuant to Section 7.2.9(b). Subject to the last sentence of

Section 2.1.3(a)(i), Revolving Loans prepaid pursuant to this Section 3.1.2(a) may be reborrowed to the extent the Global Borrowing Base subsequently is redetermined to a level that would allow such reborrowing and the other conditions to Borrowing have been satisfied.

        (b)    Mandatory Prepayments: Annual Clean Down.    At least once each calendar year, the Borrower shall make mandatory prepayments as provided in this Subsection (b) so that the U.S. Effective Amount equals the U.S. Semi-Annual Borrowing Base plus $5,000,000 for one Business Day (the "Annual Clean Down"). Such prepayments shall be applied first, to repay Revolving Loans and then to Cash Collateralize Letters of Credit.

        SECTION 3.1.3    Mandatory Prepayment on Acceleration.    The Borrower shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all Loans, unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated.

        SECTION 3.1.4    [Intentionally Blank].

        SECTION 3.2    Interest Provisions.    Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

        SECTION 3.2.1    Rates.    Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum: (a) on that portion maintained from time to time as a Base Rate Loan, equal to the Alternate Base Rate plus the Applicable Margin from time to time in effect; and (b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

        All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

        SECTION 3.2.2    Default Rate.    While any Event of Default exists or after acceleration, the Borrower shall pay upon demand interest (after as well as before judgment) on the principal amount of all outstanding Obligations at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus 2%; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, but in any event not to exceed the maximum rate permitted by applicable law.

        SECTION 3.2.3    Payment Dates.    Interest accrued on each Loan shall be payable, without duplication: (a) on the Stated Maturity Date therefor; (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan; (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date; (d) with respect to LIBO Rate Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed 90 days, on the 90th day of such Interest Period); (e) with respect to any Base Rate Loans converted into LIBO Rate Loans, on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and (f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration. Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

        SECTION 3.3    Fees.    The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

        SECTION 3.3.1    Commitment Fee.    The Borrower agrees to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Revolving

Loan Commitments are suspended by reason of the Borrower's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Revolving Loan Commitment Termination Date, a Commitment Fee on such Lender's Percentage of the sum of the average daily unused portion of the Revolving Loan Commitment Amount (outstanding Loans and Letters of Credit being deemed to be usage hereunder). Such Commitment Fee shall be payable by the Borrower in arrears, on each Quarterly Payment Date, commencing with the first such day following the Effective Date, and on the Revolving Loan Commitment Termination Date.

        SECTION 3.3.2    Administrative Agent's Fee.    (a) The Borrower agrees to pay the fees provided in the fee letter dated August 10, 2001, between the Borrower, the Administrative Agent and Banc of America Securities LLC.

        (b)  The Borrower agrees to pay to the Administrative Agent an annual engineering fee equal to $5,000 on each March 1, commencing March 1, 2003, until the Stated Maturity Date.

        SECTION 3.3.3    Letter of Credit Fees.    (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a fee for each Letter of Credit for the period from and including the date of the issuance of such Letter of Credit to (but not including) the date upon which such Letter of Credit expires, at a per annum rate equal to the Applicable Margin on the outstanding face amount of each Letter of Credit. Such fee shall be payable by the Borrower in arrears on each Quarterly Payment Date, and on the Revolving Loan Commitment Termination Date for any period then ending for which such fee shall not theretofore have been paid, commencing on the first such date after the issuance of such Letter of Credit.

        (b)  The Borrower agrees to pay to the Administrative Agent, for the account of the Issuer, (i) a Letter of Credit fronting fee for each Letter of Credit upon the issuance of each Letter of Credit in an amount equal to the greater of (A) $500 or (B) one-eight of one percent (1/8 of 1%) calculated on the face amount thereof, and (ii) such Issuer's standard drawing fees and other processing fees upon any drawing under such Letter of Credit.

ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS

        SECTION 4.1    Fixed Rate Lending Unlawful.    If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan of a certain type, the obligations of all Lenders to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans of such type shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

        SECTION 4.2    Deposits Unavailable.    If the Administrative Agent shall have determined that (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Lenders in their relevant markets; or (b) by reason of circumstances affecting BofA's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

        SECTION 4.3    Increased LIBO Rate Loan Costs, etc.    The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount; provided, that no Lender shall give such notice unless it is generally charging borrowers similarly situated to the Borrower with similar agreements with such Lender such amounts. Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall be rebuttable presumptive evidence of such amounts.

        SECTION 4.4    Funding Losses.    In the event any Lender shall incur any loss, cost or expense as a result of (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise; (b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/ Conversion Notice therefor, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss, cost or expense. Such written notice (which shall include calculations in reasonable detail) and shall be rebuttable presumptive evidence of such amounts. The amounts calculated pursuant to this Section 4.4 shall include any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan.

        SECTION 4.5    Increased Capital Costs.    If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its discretion exercised in good faith) that the rate of return on its or such controlling Person's capital as a consequence of its Revolving Loan Commitment or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts shall be furnished to Borrower including calculations thereof in reasonable detail and shall be rebuttable presumptive evidence of such amounts. In determining such amount, such Lender may use any method of averaging and attribution that it (in its discretion exercised in good faith) shall deem applicable.

        SECTION 4.6    Taxes.    All payments by the Borrower of principal of, and interest on, the Loans, all payments in respect of the Reimbursement Obligations and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or maintains an office from which Loans are funded (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will (a) pay directly to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and (c) pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required. Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including, if incurred as a result of the Borrower's action, omission or delay, any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted.

        If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any failure of Borrower to pay the taxing authorities directly where required. For purposes of this Section 4.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

        Each Lender that is a "foreign corporation, partnership or trust" within the meaning of the Code (a "Foreign Lender") shall, prior to the due date of any payments under the Notes, execute and deliver to the Borrower and the Administrative Agent, on or about the first scheduled payment date in each Fiscal Year, one or more (as the Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

        SECTION 4.7    Payments, Computations, etc.    Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., Central time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period" with respect to LIBO Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

        SECTION 4.8    Sharing of Payments.    If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan, any Reimbursement Obligation or any other Obligation (other than pursuant to the terms of Sections 4.3, 4.4 and 4.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such

Lender shall purchase from the other Lenders such participations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (a) the amount of such selling Lender's required repayment to the purchasing Lender (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

        SECTION 4.9    Setoff.    Upon the occurrence of an Event of Default, each Lender shall be entitled to exercise (for the benefit of all Lenders pursuant to Section 4.8) any right of offset or bankers' lien against each and every account and other property or interest therein that the Borrower or any Obligor may now or hereafter have with, or which is now or hereafter in the possession of, such Lender, to the extent of the full amount of the Obligations. To secure the Obligations, the Borrower hereby grants to each Lender a continuing security interest in any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that any exercise of such security interest shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

ARTICLE V
CONDITIONS TO EFFECTIVENESS

        SECTION 5.1    Conditions to Effectiveness and Initial Borrowing.    This Agreement shall be effective upon, and the obligations of the Lenders to continue the Borrowing and to continue Letters of Credit hereunder, shall be subject to, the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1. All certificates, agreements, opinions and other documents delivered shall be in form and substance satisfactory to the Administrative Agent.

        SECTION 5.1.1    Resolutions, etc.    The Administrative Agent shall have received from each Obligor a certificate, dated the Effective Date, of its secretary, assistant secretary, manager or general partner as applicable as to (a) resolutions of its Board of Directors, Managers, or their equivalent then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Notes and each other Loan Document to be executed by it, (b) any amendments to the articles or certificate of incorporation or organization for such Obligor, and the bylaws, operating agreements, or partnership agreement of such Obligor, in each case as previously delivered to the Administrative Agent pursuant to the Existing Credit Agreement, and (c) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes and each other Loan Document executed by it, upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the secretary, manager or general partner as applicable of such Obligor canceling or amending such prior certificate. The Administrative Agent shall have received from each Obligor certificates of existence and good standing provided by the appropriate governmental officer in its jurisdiction of incorporation.

        SECTION 5.1.2    Delivery of this Agreement.    The Administrative Agent shall have received this Agreement and the Notes issued pursuant hereto.

        SECTION 5.1.3    Guaranty Agreements.    MarkWest Michigan, MarkWest Resources and Matrex, as Guarantors under the Second Amended and Restated Guaranty Agreements dated as of the date of the Existing Credit Agreement, each shall have ratified their obligations under such Guaranties by executing this Agreement.

        SECTION 5.1.4    Collateral Documents.    The Administrative Agent shall have received (a) executed counterparts of the Parent Pledge and Security Agreement, a Subsidiary Pledge and Security Agreement executed by each MarkWest Inc. Subsidiary and the other Collateral Documents described on Schedule 5.1.4, together with the other related documentation therein described, and (b) to the extent not previously delivered to Agent, certificates evidencing all of the issued and outstanding shares of capital stock, partnership interests, or membership interests pledged pursuant thereto, which certificates shall in each case be accompanied by undated stock powers duly executed in blank, or, if any securities pledged pursuant thereto are uncertificated securities, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent for the benefit of the Lenders in accordance with the Uniform Commercial Code.

        SECTION 5.1.5    Intercreditor Agreements.    Administrative Agent shall have received executed counterparts of the Intercreditor Agreement and the Agreement Regarding Collateral.

        SECTION 5.1.6    Repayment of Existing Loans and the Existing Term Loan with Proceeds of MarkWest OLLC Credit Facility and MLP Offering.    The Borrower shall have repaid the Existing Term Loan and a portion of the Existing Loans under the Existing Credit Agreement in an amount such that the U.S. Effective Amount shall be equal to or less than the lesser of (i) the U.S. Borrowing Base, or the (ii) Revolving Loan Commitment Amount hereunder.

        SECTION 5.1.7    Closing of the Canadian Facility and the MarkWest OLLC Credit Facility.    The Administrative Agent shall have received evidence that the Effective Date hereunder is the "Effective Date" under the Canadian Credit Agreement and is the "Conditions Effective Date" under the MarkWest OLLC Credit Agreement.

        SECTION 5.1.8    Agreements with MarkWest.    The Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower, together with copies of the MLP/Parent Material Agreements set forth in clauses (a), (b), and (c) of the definition thereof certifying such attached agreements are true and correct.

        SECTION 5.1.9    Closing Certificate.    The Administrative Agent shall have received a certificate signed by an Authorized Officer certifying that, as of the Effective Date (a) the conditions specified in Article V have been satisfied, (b) no Default or Event of Default exists hereunder or under the Existing Credit Agreement, (c) except as set forth in Item 6.7 on Schedule 1.1(a) hereto, no default under any material contract or agreement exists, (d) except as set forth in Item 6.7 on Schedule 1.1(a) to this Agreement, no litigation or action exists or is pending or threatened which could reasonably be expected to have a Material Adverse Effect, (e) since December 31, 2001, there has occurred no event or circumstance which could reasonably be expected to have a Material Adverse Effect, and (f) the representations and warranties set forth in Article VI and in each of the other Loan Documents are true and correct in all material respects.

        SECTION 5.1.10    Opinions of Counsel.    The Administrative Agent shall have received the following, each dated the Effective Date and addressed to the Administrative Agent and all Lenders: legal opinions from Davis, Graham & Stubbs LLP and from Barry Spector, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1 and Exhibit E-2 hereto.

        SECTION 5.1.11    Closing Fees, Expenses, etc.    All fees and expenses to be paid on or before the Effective Date shall have been paid, including attorneys' fees and expenses to the extent invoiced prior to the Effective Date.

        SECTION 5.1.12    Evidence of Insurance.    The Administrative Agent shall have received certificates of insurance satisfactory to it evidencing the existence of all insurance required to be maintained by the Borrower by this Agreement and the other Loan Documents, which insurance shall list Administrative Agent as additional insured and sole loss payee and be satisfactory to the Administrative Agent.

        SECTION 5.1.13    Hedging Policy.    The Administrative Agent shall have received a copy of the Hedging Policy.

        SECTION 5.1.14    Other.    The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders may require.

        SECTION 5.2    All Borrowings.    The obligation of each Lender to fund any Loan on the occasion of any Borrowing (including the continuation of the Existing Loans) and to issue any Letter of Credit shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

        SECTION 5.2.1    Compliance with Warranties, No Default, etc.    Both before and after giving effect to any Borrowing or Letter of Credit (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct in all material respects (a) the representations and warranties set forth in Article VI and in each Loan Document shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); (b) except as disclosed by the Borrower to the Administrative Agent and the Lenders pursuant to Section 6.7 (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document, and (ii) no development shall have occurred in any labor controversy, litigation, arbitration, environmental or governmental investigation or proceeding disclosed pursuant to Section 6.7 which could reasonably be expected to have a Material Adverse Effect; and (c) no Default shall have then occurred and be continuing, and neither the Borrower, any other Obligor, nor any of their Subsidiaries are in violation of any law or governmental regulation or court order or decree, which would have a Material Adverse Effect.

        SECTION 5.2.2    Borrowing Request; Compliance Certificate.    (a) The Administrative Agent shall have received a Borrowing Request for such Borrowing or Issuance Request for such Letter of Credit, as the case may be. Each of the delivery of a Borrowing Request or Issuance Request for such Letter of Credit, as the case may be, and the acceptance by the Borrower of the proceeds of such Borrowing or such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

        (b)  In addition, if Borrower is unable to make the representations and warranties set forth in paragraph 5 of the form of Borrowing Request attached hereto as Exhibit B, then Borrower shall deliver to the Administrative Agent, not less than ten (10) days prior to the date of requested Borrowing or Issuance Request, a certificate (a "Regulation U Compliance Certificate") in form and substance satisfactory to the Administrative Agent setting forth calculations demonstrating compliance with Regulation U and, if required by the Administrative Agent, an opinion of counsel (a "Regulation U Opinion") in form and substance satisfactory to the Administrative Agent stating that the Lenders and the Borrowers are, and after the requested Borrowing or Issuance will be, in compliance with Regulation U.

        SECTION 5.2.3    Satisfactory Legal Form.    All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of the MarkWest Inc. Subsidiaries or any other Obligors shall be satisfactory in form and substance to the Administrative Agent and its counsel (which satisfaction is acknowledged with respect to any documents conforming to the respective exhibit attached hereto); and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

        In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto the Administrative Agent and each Lender as set forth in this Article VI, except as otherwise indicated on the Disclosure Schedule:

        SECTION 6.1    Organization, etc.    The Borrower and each of the MarkWest Inc. Subsidiaries is a corporation or limited liability company validly incorporated or organized and existing and in good standing under the laws of the state of its incorporation or formation, is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially in accordance with the first recital.

        SECTION 6.2    Due Authorization, Non-Contravention, etc.    The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it, are within the Borrower's and each such Obligor's corporate powers, have been duly authorized by all necessary corporate action, and do not (a) contravene the Borrower's or any such Obligor's Organic Documents; (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any such Obligor; or (c) result in, or require the creation or imposition of, any Lien on any of any Obligor's properties.

        SECTION 6.3    Government Approval, Regulation, etc.    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Loan Document to which it is a party, except for the filings of mortgages and lien notices in connection with the granting of security interests pursuant to the Collateral Documents. The Borrower and the MarkWest Inc. Subsidiaries possess all authorizations, approvals, permits and licenses necessary to operate their respective businesses as currently operated and as anticipated to be operated. Neither the Borrower nor any of the Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a

"subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        SECTION 6.4    Validity, etc.    This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms; and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms.

        SECTION 6.5    Financial Information; Projections.    The consolidated balance sheets of the Borrower and each of its Subsidiaries as at December 31, 2001, and the related consolidated statements of earnings and cash flow of the Borrower and each of its Subsidiaries, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended. The Borrower and each of the MarkWest Inc. Subsidiaries are in compliance with all of their existing financial obligations.

        SECTION 6.6    No Material Adverse Change.    Since December 31, 2001, there has not been any Material Adverse Effect.

        SECTION 6.7    Litigation, Labor Controversies, etc.    To the knowledge of the Borrower, there is no threatened litigation, action, proceeding or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document.

        SECTION 6.8    Subsidiaries.    The Borrower has no MarkWest Inc. Subsidiaries, except those Subsidiaries (a) which are identified in Item 6.8 ("Existing MarkWest Inc. Subsidiaries") of the Disclosure Schedule; or (b) which are permitted to have been acquired in accordance with Section 7.2.5 or 7.2.8. Each Domestic MarkWest Inc. Operating Subsidiary has executed a Guaranty.

        SECTION 6.9    Ownership of Properties.    The Borrower and each of the MarkWest Inc. Subsidiaries owns good and defensible title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2.3.

        SECTION 6.10    Taxes.    The Borrower and each of the MarkWest Inc. Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        SECTION 6.11    Pension and Welfare Plans.    During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 ("Employee Benefit Plans") of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

        SECTION 6.12    Compliance with Law.    Neither the Borrower nor any of its Subsidiaries (a) is in violation of any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or any interpretation of the foregoing) of, or the terms of any license or permit issued by, any governmental authority; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to ownership of any of their respective properties or the conduct of their respective business; which violation or failure could reasonably be expected to have a Material Adverse Effect.

        SECTION 6.13    Claims and Liabilities.    Except as disclosed to the Lenders in the Disclosure Schedule, neither the Borrower nor any of its Subsidiaries has accrued any liabilities under gas purchase contracts for gas not taken, but for which it is liable to pay if not made up and which, if not paid, would have a Material Adverse Effect. Except as disclosed to the Lenders in the Disclosure Schedule, no claims exist against the Borrower or its Subsidiaries for gas imbalances which claims if adversely determined would have a Material Adverse Effect. Except as disclosed to the Lenders in the Disclosure Schedule, no purchaser of product supplied by the Borrower or any of its Subsidiaries has any claim against the Borrower or any of its Subsidiaries for product paid for, but for which delivery was not taken as and when paid for, which claim if adversely determined would have a Material Adverse Effect.

        SECTION 6.14    No Prohibition on Perfection of Collateral Documents.    None of the terms or provisions of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any of the MarkWest Inc. Operating Subsidiaries is a party or by which the Borrower or any of the MarkWest Inc. Operating Subsidiaries or the property of the Borrower or any of the MarkWest Inc. Operating Subsidiaries is bound (other than documentation governing Permitted Liens described in clauses (a), (c), (q) and (r)) prohibit the filing or recordation of any of the Loan Documents or any other action which is necessary or appropriate in connection with the perfection or maintenance of the Liens on material assets evidenced and created by any of the Loan Documents.     Notwithstanding the foregoing, (i) documents governing a Capitalized Lease Liability or a purchase money Lien permitted by Section 7.2.3(q) and (r) may prohibit other Liens on the asset encumbered by such Lien, and (ii) the Lenders acknowledge the real estate leases described in Schedule 6.14 entered into by Borrower or the MarkWest Inc. Subsidiaries prior to the Effective Date restrict or prohibit Liens on the Borrower's or such MarkWest Inc. Subsidiary's leasehold interest.

        SECTION 6.15    Solvency.

        (a)  None of (i) the Borrower, (ii) the Borrower and the MarkWest Inc. Operating Subsidiaries, on a consolidated basis, or (iii) the Borrower and its Subsidiaries, on a consolidated basis, is "insolvent," as such term is used and defined in the United States Bankruptcy Code, 11 U.S.C. §101, et seq.

        (b)  Immediately after the making of each Loan, if any, and issuance of any Letter of Credit, if any, made or issued, as the case may be, and after giving effect to the application of the proceeds of such Loans and Letters of Credit, (i) the value of the assets of the Borrower and the MarkWest Inc. Operating Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and the MarkWest Inc. Operating Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and the MarkWest Inc. Operating Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the MarkWest Inc. Operating Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and the MarkWest Inc. Operating Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and the MarkWest Inc. Operating Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

        (c)  Immediately after the making of each Loan, if any, and issuance of any Letter of Credit, if any, made or issued, as the case may be, and after giving effect to the application of the proceeds of such Loans and Letters of Credit, (i) the value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

        (d)  The Borrower does not intend to, or to permit any of the MarkWest Inc. Operating Subsidiaries to, and does not believe that it or any of the MarkWest Inc. Operating Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such MarkWest Inc. Operating Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such MarkWest Inc. Operating Subsidiary.

        SECTION 6.16    Environmental Warranties.    In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently owned or operated, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that, except as set forth in Schedule 1.1(a) hereto, to the best of its knowledge after due inquiry:

          (a)  all facilities and property (including underlying groundwater) owned, leased or operated by the Borrower or any of the MarkWest Inc. Subsidiaries are owned, leased or operated by the Borrower and its Subsidiaries in material compliance with all Environmental Laws;

          (b)  there are no pending or threatened, and to Borrower's knowledge, there have been no past, continuing (i) claims, complaints, notices or inquiries to, or requests for information received by, the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, that, singly or in the aggregate, have or may reasonably be expected to have a Material Adverse Effect, or (ii) claims, complaints, notices or inquiries to, or requests for information received by, the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased or operated by the Borrower and its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

          (c)  there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

          (d)  the Borrower and the MarkWest Inc. Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

          (e)  no property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the "National Priorities List" pursuant to CERCLA, or, to the extent that such listing may, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up;

          (f)    there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

          (g)  none of the Borrower or any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the "National Priorities List" pursuant to CERCLA or on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Borrower or any of its Subsidiaries for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, to the extent that such listing or claims may, singly or in the aggregate, have, or may reasonably be expected to have a Material Adverse Effect;

          (h)  there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; and

          (i)    no condition exists at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law that, singly or in the aggregate have, or may reasonably be expected to have, a Material Adverse Effect.

        SECTION 6.17    Regulations T, U and X.    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings. As of the Effective Date, the Borrower does not own any Margin Stock.

        SECTION 6.18    Accuracy of Information.    All material factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified, and except as amended or superseded by any such information subsequently provided prior to the date of execution and delivery of this Agreement, as of the date of execution and delivery of this Agreement, by the Administrative Agent and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading. All estimates and projections delivered to the Administrative Agent or any Lender were based upon information that was available at the time such estimates or projections were prepared and believed to be correct and upon assumptions believed to be reasonable; however the Borrower does not warrant that such estimates and projections will ultimately prove to have been accurate.

        SECTION 6.19    Default.    No Default or Event of Default has occurred and is continuing.

        SECTION 6.20    [Intentionally Blank].

        SECTION 6.21    Other Plants.    All assets of the Borrower in Lynchburg, Virginia, Lordstown, Ohio, and Church Hill, Tennessee, including, without limitation, the plants, terminals and storage facilities there located, (i) constitute "Goods" as defined in Article 9 of the U.C.C., (ii) are not affixed to the Land and are considered mobile Goods, and (iii) may be moved from the land on which they are located to another location and reinstalled without extraordinary cost and effort.

        SECTION 6.22    Oil and Gas Reserves.    The Borrower and each MarkWest Inc. Operating Subsidiary is and will hereafter be, in all material respects, the owner of the Hydrocarbon Interests that it purports to own from time to time in and under its Oil and Gas Properties, together with the right to produce the same. The Hydrocarbon Interests are not subject to any Lien other than Permitted Liens. All Oil and Gas have been and will hereafter be produced, sold and delivered in accordance in all material respects with all applicable laws and regulations; each of the Borrower and the MarkWest Inc. Operating Subsidiaries has complied in all material respects and will hereafter use commercially reasonable efforts to comply with all material terms of each oil, gas and mineral lease comprising its Hydrocarbon Interests; and all such oil, gas and mineral leases have been and will hereafter be maintained in full force and effect; provided, however, that nothing in this Section 6.22 shall prevent the Borrower or the MarkWest Inc. Operating Subsidiaries from (a) selling or otherwise disposing of assets as permitted by Section 7.2.9 or (b) abandoning any well or forfeiting, surrendering, releasing or defaulting under any lease in the ordinary course of business and which, in the opinion of the Borrower or the MarkWest Inc. Operating Subsidiaries, is in its best interest, provided, that the Borrower and the MarkWest Inc. Operating Subsidiaries is and will hereafter be in compliance with all obligations hereunder. To the best of the knowledge of the Borrower all agreements pursuant to which Borrower and the MarkWest Inc. Operating Subsidiaries own their Hydrocarbon Interests are and will hereafter be enforceable in all material respects in accordance with their terms except as such may be modified by applicable bankruptcy law or an order of a court in equity.

        SECTION 6.23    Reserve Report.    The Borrower has heretofore delivered to the Administrative Agent a true and complete copy of the Reserve Report effective January 1, 2002, covering certain of the Borrower's Oil and Gas Properties located in Canada, Michigan, New Mexico, and Colorado relating to an evaluation of the Oil and Gas attributable to certain of the Oil and Gas Properties described therein. To the best knowledge of the Borrower, (a) the assumptions stated or used in the preparation of such Reserve Report are reasonable, (b) all information furnished by the Borrower to the Independent Engineer for use in the preparation of such Reserve Report was accurate in all material respects and (c) there has been no material adverse change in the amount of the estimated Oil and Gas shown in such Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business.

ARTICLE VII
COVENANTS

        SECTION 7.1    Affirmative Covenants.    The Borrower agrees with the Administrative Agent and each Lender that, until the Revolving Loan Commitment has terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.1.

        SECTION 7.1.1    Financial Information, Reports, Notices, etc.    The Borrower will furnish, or will cause to be furnished, to the Administrative Agent sufficient copies of the following financial statements, reports, notices and information to provide one to each Lender:

          (a)  as soon as available and in any event within (i) (A) 30 days after the end of each month (other than December), and (B) within 45 days after the end of each December, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such month and consolidated and consolidating statements of earnings and cash flow of the Borrower and its Subsidiaries for such month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, certified by the chief financial officer of the Borrower (ii) within 45 days after the end of each of the first three quarters of each year, the Borrower's form 10-Q for such quarter, in each case together with a report, in form and substance satisfactory to the Administrative Agent and the Required Lenders, reconciling the Borrower's and its Subsidiaries' actual performance to the most recent budgets and forecasts delivered pursuant to Section 7.1.1(h)(i) or (ii), as the case may be, certified by the chief financial officer of the Borrower and containing an explanation in reasonable detail for any significant negative variances;

          (b)  (i) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, certified (without any "going concern" or other qualification) in a manner acceptable to the Administrative Agent and the Required Lenders by PriceWaterhouseCoopers LLP or other independent public accountants acceptable to the Administrative Agent and the Required Lenders, together with certificates from such accountants containing (x) a report on management's assertion about compliance (together with management's computation of, and showing compliance) with each of the financial ratios and restrictions contained in Section 7.2.4 and (y) to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it; timely delivery of the Borrower's Form 10-K pursuant to clause (f) below shall be deemed to satisfy this clause (b); and

          (ii)  as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, unaudited, consolidating balance sheets of the Borrower and the MarkWest Inc. Subsidiaries as of the end of such Fiscal Year and unaudited, consolidating statements of earnings and cash flow of the Borrower and the MarkWest, Inc. Subsidiaries for such Fiscal Year, certified by the chief financial officer of the Borrower.

          (c)  as soon as available and in any event within 45 days after the end of each Fiscal Quarter, a certificate in the form of Exhibit F, executed by the chief financial officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Section 7.2.4 and setting forth such information as is required in such form;

          (d)  as soon as possible and in any event within three Business Days after the Borrower obtains knowledge of the occurrence of each Default, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

          (e)  as soon as possible and in any event within three (3) Business Days after the Borrower obtains knowledge of any of the following if it could reasonably be expected to result in a Material Adverse Effect if adversely determined: (i) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7, (ii) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, notice thereof and copies of all documentation relating thereto, (iii) any adverse development involving, or material default by any party under, or breach by any party of any material contract or agreement to which the Borrower or any Subsidiary is a party or by which it is bound, or (iv) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority;

          (f)    promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and all reports and registration statements (without exhibits) which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

          (g)  within three (3) Business Days upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

          (h)  (i) annually, on or before January 31 of each year and (ii) promptly upon request of the Administrative Agent or the Required Lenders (which requests may not be more frequent than once each quarter), a budget for the year commencing the preceding January 1 and a five-year forecast for the Borrower and its Subsidiaries in form and substance satisfactory to the Administrative Agent and the Required Lenders and based upon information that is then currently available and believed to be correct and upon assumptions believed to be reasonable;

          (i)    the Borrower shall deliver to the Administrative Agent, promptly upon sending or receipt, copies of any and all management letters and correspondence relating to management letters, sent or received by the Borrower or any of the MarkWest Inc. Operating Subsidiaries to or from PriceWaterhouseCoopers LLP or other independent public accountants acceptable to the Administrative Agent and the Required Lenders;

          (j)    as soon as available, but not later than 60 days after the close of each of the first three Fiscal Quarters of each year, beginning with the Fiscal Quarter ending March 31, 2002, and not later than 90 days after the close of each Fiscal Quarter ending on December 31, a Quarterly Status Report as of the last day of the immediately preceding quarter;

          (k)  (i) on or before February 1 of each year, a Reserve Report, effective January 1 of such year, prepared by an independent petroleum engineer acceptable to the Required Global Lenders (the "Independent Engineer"), and annually commencing August 1, 2002, effective as of July 1 of each year, a Reserve Report prepared by personnel of the Borrower, (ii) together with each Reserve Report, a certificate from an officer of the Borrower with principal responsibility for reserve engineering certifying that, to the best of his knowledge: (A) the information contained in the Reserve Report has been prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69, (B) attached to the certificate is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are subject to the Lien of the Collateral Documents; and (C) attached to the certificate is a list of all marketing agreements not cancelable on 60 days or less notice (without penalty or detriment) for the sale of production at a fixed price from the Borrower's or the MarkWest Inc. Operating Subsidiaries' Oil and Gas Properties (including, without limitation, calls on, or other rights to purchase, production whether or not the same are currently being exercised), and (iii) on or before February 1 and August 1 of each year, effective as of January 1 and July 1, respectively, a Midstream Report prepared by personnel of the Borrower and accompanied by a certificate of a technical officer of the Borrower certifying that, to the best of his knowledge, the information contained in the Midstream Report has been prepared in accordance with customary and prudent practices in the petroleum engineering industry.

          (l)    promptly upon the request of the Administrative Agent, such copies of all geological, engineering and related data contained in the Borrower's files or readily accessible to the Borrower relating to its and the MarkWest Inc. Operating Subsidiaries' Oil and Gas Properties as may reasonably be requested; and

          (m)  within ten (10) Business Days after the end of each calendar month, (i) a completed Borrowing Base Certificate calculating and certifying the U.S. Monthly Borrowing Base as of the last day of such calendar month, certified as complete and correct and signed on behalf of the Borrower by its chief financial officer, and (ii) such other supporting documentation and additional reports with respect to the U.S. Monthly Borrowing Base as the Administrative Agent shall request; and

          (n)  such other information respecting the condition or operations, financial or otherwise, or properties or assets of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request in writing.

        SECTION 7.1.2    Compliance with Laws, etc.    The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders (including Environmental Laws), such compliance to include, without limitation, (a) the maintenance and preservation of its corporate, partnership or limited liability company existence and qualification as a foreign corporation, partnership or limited liability company; and (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, except where the failure to so comply with the terms of this Section 7.1.2 shall not reasonably be expected to have a Material Adverse Effect.

        SECTION 7.1.3    Maintenance of Properties.    The Borrower will, and will cause each of the MarkWest Inc. Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition in all material respects, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economical.

        SECTION 7.1.4    Use of Proceeds.    The proceeds of the Loans under the Revolving Facility shall be used to continue the existing indebtedness of the Borrower under the Existing Credit Agreement and for general corporate and working capital purposes of the Borrower and the MarkWest Inc. Subsidiaries.

        SECTION 7.1.5    Insurance.    (a) The Borrower will, and will cause each of the MarkWest Inc. Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and which is satisfactory to the Administrative Agent and the Required Lenders and will (i) furnish to the Administrative Agent on each anniversary of the Effective Date a certificate or certificates of insurance from Borrower's insurance companies evidencing the existence of all insurance required to be maintained by the Borrower by this Agreement and the other Loan Documents and that

Administrative Agent is listed as additional insured and sole loss payee (except with respect to property insurance on properties owned by the MLP Parties, to which the administrative agent for the OLLC Credit Agreement may be named sole loss payee), and (ii) upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section.

        (b)  Except as the Administrative Agent may otherwise consent to in writing, Borrower will, and will cause each of the MarkWest Inc. Operating Subsidiaries to, forthwith upon receipt, transmit and deliver to the Administrative Agent, in the form received, all cash, checks, drafts, chattel paper and other instruments or writings for the payment of money in excess of $250,000 (properly endorsed, where required, so that such items may be collected by the Administrative Agent) that may be received by the Borrower at any time in full or partial payment of amounts due under any such insurance policy. Except as the Administrative Agent may otherwise consent in writing, any such items which may be received by the Borrower will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Administrative Agent until delivery is made to the Administrative Agent. Borrower will comply with the terms and conditions of any consent given by the Administrative Agent pursuant to the provisions of this paragraph.

        (c)  All items or amounts which are delivered by the Borrower or by any insurance company to the Administrative Agent on account of partial or full payment of amounts due under any insurance policy with respect to the property of the Borrower or any MarkWest Inc. Operating Subsidiary shall be deposited to the credit of a deposit account (herein called the "Insurance Deposit Account") of the Borrower with the Administrative Agent, as security for payment of the Obligations. Borrower shall have no right to withdraw any funds deposited in the Insurance Deposit Account. Administrative Agent will apply all or any of the then balance in the Insurance Deposit Account toward payment of the Obligations, in such order of application as the Administrative Agent may determine. Administrative Agent may, from time to time, in its reasonable discretion and with the consent of the Required Lenders, release all or any of such balance representing collected funds to the Borrower. Administrative Agent is authorized to endorse, in the name of the Borrower, any item, howsoever received by the Administrative Agent, representing any payment under any such insurance policy.

        (d)  The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a lien on and security interest in and to such account and all monies, cash, checks, drafts, certificates of deposit, instruments, investment property, and other items ever received by Administrative Agent for deposit therein and held therein, as security for the Obligations. The rights granted by this Section 7.1.5 shall be in addition to the rights of the Administrative Agent under any statutory banker's Lien or the common law right of setoff.

        SECTION 7.1.6    Books and Records.    The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit all of its offices and properties, to discuss its financial matters with its officers and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's financial matters with each Lender or its representatives with a representative of the Borrower present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Administrative Agent's or any Lender's exercise of its rights pursuant to this Section.

        SECTION 7.1.7    Environmental Covenant.    The Borrower will, and will cause each of its Subsidiaries to, (a) use and operate all of its facilities and properties in compliance with all

Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to so comply shall not reasonably be expected to have a Material Adverse Effect; and (b) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.1.7; provided, that neither the Administrative Agent nor any Lender shall have any obligation to make any inquiries pursuant to this Section 7.1.7.

        SECTION 7.1.8    Further Assurances; Additional Collateral.    (a) The Borrower shall cause each Domestic MarkWest Inc. Operating Subsidiary, from time to time, to become an Obligor with respect to, and jointly and severally liable with all other Obligors for, all the Obligations under this Agreement and the Notes and the other Loan Documents by promptly executing and delivering to the Lenders a Guaranty substantially in the form of Exhibit G hereto, with appropriate insertions, and by causing each Domestic MarkWest Inc. Operating Subsidiary's, as the case may be, capital stock, partnership, joint venture or membership interest to be pledged pursuant to a pledge agreement in form satisfactory to the Administrative Agent.

        (b)  The Borrower shall and shall cause each of the MarkWest Inc. Operating Subsidiaries to take such actions and to execute and deliver a Subsidiary Pledge and Security Agreement and such other documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent on behalf of the Lenders shall, at all times, have received currently effective duly executed Loan Documents encumbering substantially all of the assets of the Borrower and its Domestic MarkWest Inc. Operating Subsidiaries, including (i) 100% of the stock or other equity interest in each Domestic MarkWest Inc. Operating Subsidiary, (ii) 65% of the stock or other equity interest in each Foreign MarkWest Inc. Operating Subsidiary, (iii) 75% of the total value of all of the Borrower's and its Domestic Mark West Inc. Operating Subsidiaries' Oil and Gas Properties evaluated in the most recent Reserve Report, and (iv) all of the Borrower's and its Domestic MarkWest Inc. Operating Subsidiaries' other material assets and properties, both tangible and intangible, both personal and real, other than (A) assets encumbered by Liens permitted by Section 7.2.3(q), (r), and (s), and (B)  partnership interests in the MLP.

        (c)  (i) In connection with the actions required pursuant to the foregoing subsections (a) and (b), the Borrower shall and shall cause the MarkWest Inc. Operating Subsidiaries to execute and deliver such stock certificates, blank stock powers, evidence of corporate authorization, opinions of counsel, current valuations, evidence of title, title opinions, title insurance and other documents, and shall use commercially reasonable efforts to obtain landlord and mortgagee waivers and third party consents, as shall be requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent.

        (ii)  On or before the delivery of each Reserve Report required by Section 7.1.1(k), the Borrower shall deliver to the Administrative Agent such title information as the Administrative Agent may require setting forth the status of title acceptable to the Administrative Agent covering enough of the Oil and Gas Properties included in such Reserve Report so that the Administrative Agent shall have received, together with the title information previously delivered to the Administrative Agent, satisfactory title information on at least 75% of the value of the Borrower's and the MarkWest Inc. Operating Subsidiaries' Oil and Gas Properties included in such Reserve Reports.

        (d)  The liens required by this Section 7.1.8 shall be first priority perfected liens in favor of the Administrative Agent, subject to no other liens except Permitted Liens. If the Administrative Agent shall determine that, as of any date, the Borrower shall have failed to comply with this Section 7.1.8, the Administrative Agent may (and at the direction of the Required Lenders, shall) notify the Borrower in writing of such failure and, within 30 days from and after receipt of such written notice by the Borrower, the Borrower shall execute and deliver to the Administrative Agent supplemental or additional Loan Documents, in form and substance satisfactory to the Administrative Agent and its counsel, securing payment of the Notes and the other Obligations and covering additional assets and properties not then encumbered by any Loan Documents (together with such current valuations, engineering reports, appraisals, and title opinions or insurance applicable to the additional assets and properties collaterally assigned, as may be requested by the Administrative Agent, each of which shall be in form and substance satisfactory to the Administrative Agent) such that the Administrative Agent shall have received currently effective duly executed and perfected Collateral Documents encumbering substantially all of the material assets and properties of the Borrower and its Domestic MarkWest Inc. Operating Subsidiaries as required by Section 7.1.8(b).

        SECTION 7.1.9    Compliance with Hedging Policy; Hedging Agreements.    (a) Borrower shall at all times comply in all material respects with, and perform any and all obligations and actions set forth in, the terms and provisions of the Hedging Policy. No changes shall be made to the Hedging Policy except in compliance with Section 7.2.1.

        (b)  The Borrower shall maintain the commodity price protection agreements described in Schedule 7.1.9 covering the Borrower's and the MarkWest Inc. Subsidiaries' Canadian Oil and Gas Properties, during the period from the Effective Date and ending on December 31, 2004. The Borrower shall maintain the hedged position required by this Section 7.1.9(b) during the period and in accordance with the terms specified herein.

        SECTION 7.1.10    Hedging Agreements.    Borrower shall, and shall cause each of the MarkWest Inc. Subsidiaries to, (a) as soon as available and in any event within (i) 30 days after the end of each month (other than December), and (ii) within 45 days after the end of each December, deliver to the Administrative Agent a summary of all existing Hedging Agreements entered into by Borrower or any of the MarkWest Inc. Subsidiaries for its own account, including, without limitation, the amount of the Hedging Obligation, the quantity of hedged volumes and the hedged price relating to each such Hedging Agreement, and the Counterparty for each such Hedging Agreement, and (b) at the request of the Administrative Agent, provide the Administrative Agent with a copy of such Hedging Agreement, any related confirmations and/or any similar documentation for each such Hedging Agreement.

        SECTION 7.1.11    Performance of Obligations.    The Borrower shall (and shall cause its Subsidiaries to, comply in all material respects with all of its (and their) obligations under all material contracts including, but not limited to, contracts relating to the properties of the Borrower or its Subsidiaries or by which the Borrower (or such Subsidiaries, as applicable) are bound except to the extent such non-compliance could reasonably be expected to have a Material Adverse Effect.

        SECTION 7.1.12    Payment of Taxes and Claims.    The Borrower will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower or any MarkWest Inc. Subsidiary, provided, that neither the Borrower nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

        SECTION 7.1.13    ERISA Information and Compliance.    The Borrower will promptly furnish and will cause the MarkWest Inc. Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any "prohibited transaction," as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Authorized Officer specifying the nature thereof, what action the Borrower, the MarkWest Inc. Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each MarkWest Inc. Subsidiary and ERISA Affiliate to, (x) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to sections 303, 304 and 306 of ERISA), and (y) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

        SECTION 7.2    Negative Covenants.    The Borrower agrees with the Administrative Agent and each Lender that, until all Revolving Loan Commitments have terminated, all Obligations have been paid and performed in full, and no Letters of Credit remain outstanding, the Borrower will perform the obligations set forth in this Section 7.2.

        SECTION 7.2.1    Business Activities; Changes to Hedging Policy.    (a) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except those described in the first recital and such activities as may be incidental or related thereto;

        (b)  Prior to making any material change after the date hereof in the Borrower's natural gas, natural gas liquids and crude oil marketing business or Hedging Policy (including any net open position), the Borrower will give ten (10) Business Days advance notice to Administrative Agent and the Lenders.

        (c)  The business activity of the MLP's General Partner shall be limited to the business of owning the general partnership interests of the MLP and operating the MLP.

        SECTION 7.2.2    Indebtedness.    The Borrower will not, and will not permit any of the MarkWest Inc. Operating Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following: (a) Indebtedness in respect of the Loans and other Obligations; (b) Indebtedness under the Canadian Credit Agreement; (c) unsecured Indebtedness of the Borrower and the MarkWest Inc. Operating Subsidiaries incurred in the ordinary course of business consisting of open accounts extended by suppliers and customers on normal trade terms in connection with purchases or sales of goods and services not overdue by more than 60 days, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities; (d) (i) at any time that the Canadian Facility is not in place, other Indebtedness of the Borrower and its Domestic MarkWest Inc. Operating Subsidiaries in an aggregate amount not to exceed $5,000,000, and (ii) at any time that the Canadian Facility is in place, (A) Indebtedness of the Borrower's Canadian MarkWest Inc. Operating Subsidiaries in an aggregate principal amount not greater than the Canadian Ratio times $5,000,000, and (B) Indebtedness of the Borrower and its Domestic MarkWest Inc. Operating Subsidiaries which, when aggregated with the principal amount of Indebtedness outstanding pursuant to the preceding clause (A), does not exceed $5,000,000 at any time outstanding; (e) Indebtedness owed by a MarkWest Inc. Operating Subsidiary to the Borrower or to a Wholly-Owned MarkWest Inc. Operating Subsidiary, or by the Borrower to a Wholly-Owned MarkWest Inc. Operating Subsidiary, provided, that in each such case such Indebtedness is evidenced by a promissory note which has been pledged to secure the Obligations and is in the possession of the Administrative Agent, and such Indebtedness is subordinated to the Obligations upon terms and conditions satisfactory to the Administrative Agent; (f) Indebtedness of the Borrower and the MarkWest Inc. Operating Subsidiaries resulting from any Hedging Obligations provided that (i) such obligations are (or were) entered into in the ordinary course of business for the purpose of directly mitigating risks associated with the business of the Borrower or the MarkWest Inc. Operating Subsidiaries and not for purposes of speculation; and (ii) the agreements documenting such Hedging Obligations do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and (g) Indebtedness of the Borrower and the MarkWest Inc. Operating Subsidiaries arising in respect of the West Shore/Basin Purchase Agreement; provided, further that, notwithstanding the foregoing, (i) the Borrower will not, and will not permit any of the MarkWest Inc. Operating Subsidiaries to, create, incur, assume, or otherwise become or be liable in respect of any additional Indebtedness otherwise permitted by clause (d), if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing; and (ii) the Borrower shall cause the MarkWest OLLC Credit Agreement and any and all refinancings thereof to be Non-Recourse to the MLP's General Partner.

        SECTION 7.2.3    Liens.    The Borrower will not, and will not permit any of MarkWest Inc. Operating Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except the following ("Permitted Liens"):

          (a)  Liens in existence on the date hereof listed on the Disclosure Schedule, provided, that no such Lien shall be extended to cover any additional property after the date of this Agreement and that the amount of Indebtedness secured thereby is not increased;

          (b)  Liens securing payment of the Obligations, granted pursuant to any Loan Document, which Liens may also secure on a pari passu basis, obligations under the Canadian Credit Agreement;

          (c)  Liens on property of Canadian Subsidiaries of the Borrower securing payment of the "Obligations" as defined in the Canadian Credit Agreement;

          (d)  [Intentionally Blank];

          (e)  Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (f)    Liens of carriers, warehousemen, mechanics, materialmen, landlords and other similar statutory or equitable Liens incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (g)  Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, other than ERISA, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds, in each case as such Liens arise in the ordinary cause of business and in each case provided, that the obligations secured thereby are not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (h)  judgment Liens which do not constitute an Event of Default that are in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

          (i)    hydrocarbon or natural gas sales contracts liens reserved in customary oil and gas leases for bonus or rental payments, royalties, overriding royalties and joint operating agreements, provided, that such Liens secure claims which either are not delinquent or are being contested in good faith by the Borrower or a Subsidiary by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (j)    covenants, restrictions, easements, servitudes, permits, conditions, exceptions, reservations, minor rights, minor encumbrances, minor irregularities in title or conventional rights of reassignment prior to abandonment which do not materially interfere with the occupation, use and enjoyment by the Borrower or any of its Subsidiaries of its respective assets in the ordinary course of business as presently conducted, or materially impair the value thereof for the purpose of such business;

          (k)  Liens reserved in or exercisable under any lease or sublease to which any Borrower or Subsidiary is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease; provided, that the rent under such lease or sublease is not then overdue and the Borrower or Subsidiary is in material compliance with the terms and conditions thereof;

          (l)    Liens in favor of any Person (other than the Borrower or any Affiliate of the Borrower) under any pooling, unit, development, farmout, participation, overriding royalty, net profits interest, carried interest, reversionary interest, operating agreement or similar agreement affecting the property which is the subject of such agreement, provided, that (i) such agreement is entered into in the ordinary course of business in accordance with standard industry practice, (ii) such Liens have not become subject to enforcement proceeding that have not been dismissed or stayed or (iii) the obligations secured thereby are not overdue, or if overdue, are being contested by the Borrower or Subsidiary diligently and in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (m)  Liens incurred or created in the ordinary course of business and in accordance with customary oil and gas industry practice as security in favor of a Person (other than the Borrower or any Affiliate of the Borrower) conducting the development or operation of any Oil and Gas Properties or to secure Borrower's or any Subsidiary's proportionate share of costs and expenses of such development or operations, which amounts are not overdue, or if overdue, are being contested by the Borrower or Subsidiary diligently and in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (n)  Liens on Oil and Gas or the proceeds of Oil and Gas pursuant to a processing or transmission arrangement, with a Person other than the Borrower or an Affiliate of the Borrower, entered into or assumed by the Borrower or a Subsidiary in the ordinary course of its business, securing the payment of its obligations in respect of the fees, costs and expenses attributable to the processing or transmission (as the case may be) of any such Oil and Gas under any agreement or arrangement; provided, that the obligations secured thereby are not overdue, are being contested by the Borrower or Subsidiary diligently and in good faith by appropriate proceedings; and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (o)  any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

          (p)  Liens incurred in the ordinary course of business in connection with margin requirements under Hedging Agreements of the Borrower and the MarkWest Inc. Operating Subsidiaries not to exceed in the aggregate $8,500,000 at any time outstanding;

          (q)  Liens securing Capitalized Lease Obligations provided that such Capitalized Lease Obligations are permitted under Section 7.2.2(d);

          (r)  Purchase money Liens upon or in any property acquired by Borrower or any of its Subsidiaries to secure the deferred portion of the purchase price of such property or to secure Indebtedness incurred to finance the acquisition of such property, provided that (i) no such Lien shall be extended to cover property other than the property being acquired, and (ii) the Indebtedness thereby secured is permitted by Section 7.2.2(d); and

          (s)  any Lien existing on any asset (other than stock of a Subsidiary) prior to acquisition thereof by the Borrower or a Subsidiary, and not created in contemplation of such acquisition, provided that (i) no such Lien shall be extended to cover property other than the asset being acquired, (ii) such Lien was not created in contemplation of or in connection with such acquisition, (iii) the Indebtedness thereby secured is permitted by Section 7.2.2(d), and (iv) the fair market value of such asset shall at no time exceed 150% of the Indebtedness thereby secured.

        SECTION 7.2.4    Financial Covenants.    The Borrower will not permit:

          (a)  As of the end of any Fiscal Quarter, its Tangible Net Worth to be less than $45,400,000 plus 50% of Consolidated Net Income of the Borrower and its Subsidiaries, if positive, for the period from July 1, 2001 through such Fiscal Quarter-end date plus 75% of the aggregate increases in shareholders' equity (determined in accordance with GAAP) of the Borrower and its subsidiaries after July 1, 2001 by reason of the issuance and sale of capital stock of the Borrower (including the conversion of any debt securities of the Borrower into capital stock).

          (b)  Its Current Ratio to be less than 1:1 as of the end of any Fiscal Quarter.

          (c)  Its Leverage Ratio to be greater than the amounts set forth below as of the last day of each Fiscal Quarter ending during the following periods:

Maximum Leverage Ratio	As of the Date of each Fiscal Quarter Ending as Set Forth Below
3.75	3/31/02
3.50	6/30/02
3.25	9/30/02
3.00	12/31/02 and Fiscal Quarters ending thereafter

          (d)  Its Fixed Charge Coverage Ratio to be less than 3.5 as of the last day of each Fiscal Quarter.

        SECTION 7.2.5    Investments.    (a) The Borrower will not, and will not permit any of the MarkWest Inc. Operating Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except: (i) Investments existing on the Effective Date and identified in Item 7.2.5(a) ("Ongoing Investments") of the Disclosure Schedule; (ii) Cash Equivalent Investments; (iii) without duplication, Investments permitted as Indebtedness pursuant to Section 7.2.2; (iv) in the ordinary course of business, Investments by the Borrower or any of the MarkWest Inc. Operating Subsidiaries in any Subsidiaries, by way of contributions to capital or loans or advances, subject to Section 7.2.2 in the case of loans or advances, provided, the Borrower and the MarkWest Inc. Operating Subsidiaries shall not make Investments in the Excluded MLP Entities if an MLP Credit Agreement Default has occurred and is continuing, except that the Borrower may continue to make Investments in the MLP's General

Partner to be used solely for the purpose of maintaining its two percent (2%) general partnership interest in the MLP even if an MLP Credit Agreement Default has occurred and is continuing; (v) Investments incurred in order to consummate Acquisitions, provided, that no Default or Event of Default exists or would occur as a result thereof, and such Acquisition shall have been approved or consented to by the board of directors or similar governing entity of the Person being acquired; (vi) acquisition of not more than 5% of the outstanding equity securities of any Person (other than the Borrower and the MLP); and (vii) trade accounts receivable which are for goods furnished or services rendered in the ordinary course of business; provided, however, that (A) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (B) no Investment otherwise permitted by clause (vi) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing; (C) any Investment otherwise permitted by clauses (iv), (v), or (vi) in an entity engaged in or to be engaged in the natural gas, natural gas liquids or crude oil or other energy marketing business shall be structured in a manner acceptable to the Required Lenders; and (D) the aggregate amount of Investments made after August 10, 2001 in Foreign MarkWest Inc. Subsidiaries or in assets located outside the United States shall not exceed an amount equal to ten percent (10%) of the Borrower's consolidated assets at the time that the Investment is made.

        (b)  The Borrower will not permit the MLP's General Partner to make, incur, assume, or suffer to exist any Investment in any other Person except Investments by the MLP's General Partner in the two percent (2%) general partnership interests of the MLP. Nothing in this Section 7.2.5(b) shall prevent the MLP's General Partner from maintaining its two percent (2%) general partnership interest in the MLP even if an MLP Credit Agreement Default has occurred and is continuing.

        SECTION 7.2.6    Restricted Payments, etc.    On and at all times after the Effective Date, neither the Borrower nor any of the MarkWest Inc. Subsidiaries will declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of capital stock or other equity interests (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any class of capital stock or other equity interests (now or hereafter outstanding) of the Borrower or any of the MarkWest Inc. Subsidiaries ("Restricted Payments") other than (a) dividends or distributions payable in its common stock or warrants to purchase its common stock or splitups or reclassifications of its stock into additional or other shares of its common stock; (b) each Subsidiary of the Borrower may make Restricted Payments to the Borrower and to Wholly-Owned Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary of the Borrower, to the Borrower and any Subsidiary of the Borrower and to each other owner of equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests); (c) provided that no Default or Event of Default exists, the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash, provided, that the aggregate amount of such dividends, distributions and acquisitions for the current and the preceding three Fiscal Quarters does not exceed the lesser of (i) 50% of consolidated net income of the Borrower and its Subsidiaries for the current and the preceding three Fiscal Quarters or (ii) $2,000,000; and (d) with respect to activities required or permitted under the MarkWest 401(k) Plan, Borrower shall be permitted to purchase or redeem up to $1,000,000 in the aggregate per annum of shares of any class of capital stock (now or hereafter outstanding) of the Borrower on the open-market or held in Borrower's 401(k). The Borrower will not, and will not permit any MarkWest Inc. Subsidiary to, make any deposit for any purchase, redemption, distribution or other payment that would be prohibited by this Section.

        SECTION 7.2.7    Rental Obligations.    The Borrower will not, and will not permit any of the MarkWest Inc. Operating Subsidiaries to, enter into at any time any arrangement ("Leases") (excluding oil and gas leases entered into in the ordinary course of business and Leases which create Capitalized

Lease Liabilities permitted under Section 7.2.2) which involves the leasing by the Borrower or any of the MarkWest Inc. Operating Subsidiaries from any lessor of any real or personal property (or any interest therein), including, without limitation, pursuant to any sale-leaseback transaction, except for:

          (a)  at any time the Canadian Facility is not in place, (i) Leases for the Borrower's Foreign MarkWest Inc. Operating Subsidiaries which will not require the payment of an aggregate amount of rentals during the full remaining term of such Leases in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $1,350,000, and (ii) Leases for the Borrower and its Domestic MarkWest Inc. Operating Subsidiaries which, together with all other such Leases which shall then be in effect and together with the Leases described in the preceding clause (i), will not require the payment of an aggregate amount of rentals during the full remaining term of such Leases in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $7,500,000, exclusive of expenses for maintenance, repairs, insurance, taxes, and assessments and similar charges; and

          (b)  at any time the Canadian Facility is in place, Leases for the Borrower and the MarkWest Inc. Operating Subsidiaries which will not require the payment of an aggregate amount of rentals during the full remaining term of such Leases in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $7,500,000, exclusive of expenses for maintenance, repairs, insurance, taxes, and assessments and similar charges, in each case during the full remaining term of such Leases.

provided, however, that any calculation made for purposes of this Section for any period shall exclude any payments relating to office rentals arising in connection with the Borrower's sale of the building located at 155 Inverness in Englewood, Colorado which do not exceed the sum of (i) $540,000 per Fiscal Year plus (ii) the Borrower's pro rata share of the amount of the increase in the "operating expenses" for each Fiscal Year as set forth in the applicable lease; and provided further that any calculation made for purposes of this Section shall exclude any amounts required to be expended for maintenance and repairs, insurance, taxes, assessments, and other similar charges.

        SECTION 7.2.8    Consolidation, Merger, etc.    The Borrower will not and will not permit any of the MarkWest Inc. Operating Subsidiaries to merge or consolidate with or into any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

          (a)  any Person may merge into the Borrower provided that the Borrower is the surviving entity;

          (b)  any MarkWest Inc. Operating Subsidiary may merge with (A) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more MarkWest Inc. Operating Subsidiaries, provided that when any Wholly-Owned MarkWest Inc. Operating Subsidiary is merging with another MarkWest Inc. Operating Subsidiary, a Wholly-Owned MarkWest Inc. Operating Subsidiary shall be the continuing or surviving Person; and

          (c)  any Person (other than the Borrower or a MarkWest Inc. Operating Subsidiary) may merge into any MarkWest Inc. Operating Subsidiary provided that such MarkWest Inc. Operating Subsidiary is the surviving entity.

        SECTION 7.2.9    Asset Dispositions, etc.    (a) The Borrower will not, and will not permit any of the MarkWest Inc. Operating Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including capital stock of Subsidiaries) to any Person.

        (b)  The Borrower will not, and will not permit any of the MarkWest Inc. Operating Subsidiaries to, sell, convey, contribute or transfer any asset (including, without limitation, any sale or assignment with or without recourse of any receivable) except: (i) retirement of assets in the ordinary course of business; (ii) the MLP Transfer, (iii) the sale of Oil and Gas production and sale of inventory in the ordinary course of business, including in connection with hedge agreements or pursuant to long-term contracts; (iv) any conveyance or transfer by a MarkWest Inc. Operating Subsidiary of the Borrower to the Borrower, or by the Borrower or a MarkWest Inc. Operating Subsidiary of the Borrower to a Wholly-Owned MarkWest Inc. Operating Subsidiary; (v) transfers by the Borrower to a MarkWest Inc. Operating Subsidiary permitted by Section 7.2.5; (vi) sale or transfer by the Borrower or any MarkWest Inc. Operating Subsidiary of interests in the MLP, provided, that the Borrower shall continue to own, directly or indirectly, at least 51% of the general partnership interests and at least 33 1/3% of the limited partnership interests in the MLP, and the Borrower shall continue to control the management of the MLP and the management of MarkWest OLLC, and (vii) any other sale, conveyance, contribution or transfer by the Borrower and the MarkWest Inc. Operating Subsidiaries of any asset or assets other than accounts receivable (the transfers permitted pursuant to this clause (vii) being referred to as a "Sale"), provided, any such Sales made since the date of the most recent U.S. Semi-Annual Borrowing Base redetermination exceeding, individually or in the aggregate, ten percent (10%) of the U.S. Semi-Annual Borrowing Base then in effect, shall result in a review of the U.S. Semi-Annual Borrowing Base as provided in this Section. The Borrower shall give the Administrative Agent and the Global Lenders notice of any such proposed Sale not less than twenty (20) Business Days prior to the anticipated closing date of the proposed Sale. The Administrative Agent shall, within ten (10) Business Days and utilizing the Reserve Report and Midstream Report delivered in connection with the most recent redetermination of the U.S. Semi-Annual Borrowing Base, and any other information deemed relevant by the Administrative Agent, propose to the Global Lenders the amount of the U.S. Semi-Annual Borrowing Base to be in effect after such Sale. Thereafter, the Global Lenders shall have eight (8) Business Days to approve or object to such proposed amount; and any failure to object shall be deemed to be an approval. In the event there is no approval or deemed approval, the Administrative Agent shall poll the Global Lenders to ascertain the greatest amount of the U.S. Semi-Annual Borrowing Base then acceptable to all of the Global Lenders and such amount shall be the amount of the U.S. Semi-Annual Borrowing Base. The Administrative Agent shall give the Borrower and the Global Lenders notice of the amount of the revised U.S. Semi-Annual Borrowing Base, and the Borrower may reallocate the sum of the revised U.S. Semi-Annual Borrowing Base and the Canadian Borrowing Base as provided in Section 2.1.3(a)(ii). Notwithstanding the foregoing, the Borrower shall not, nor shall the Borrower permit any MarkWest Inc. Operating Subsidiary to, transfer any assets, other than the sale of Oil and Gas production and inventory and payment of trade payables in the ordinary course of business pursuant to Section 7.2.9(b)(iii), to any Person pursuant to this Section 7.2.9 if a Default shall have occurred and be continuing or would otherwise be existing after, or result from, any such transfer.

        SECTION 7.2.10    Subordinated Debt Documents.    The Borrower will not amend any Subordinated Debt Document unless approved in writing by the Required Lenders (other than ministerial amendments and amendments to extend the time or times for payment). The Borrower shall not make any payments of interest or any other amounts in respect of the Subordinated Debt if a Default shall have occurred and be continuing or would result from such payment. The Borrower will not prepay any principal, interest or other indebtedness in respect of Subordinated Debt, or make any redemption or acquisition for value or defeasance, refinancing or exchange (other than for PIK Notes) thereof or therefor, or make any payments in contravention of the Subordination Agreement. Any PIK Notes shall have the same terms as the related Subordinated Notes, except as otherwise approved by the Required Lenders, and shall be considered Subordinated Notes for purposes of this Agreement and the Subordination Agreement.

        SECTION 7.2.11    Transactions with Affiliates.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is fair and equitable to the Borrower or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent

Person in the position of the Borrower or such Subsidiary with a Person which is not one of its Affiliates. This Section 7.2.11 will not apply to transactions among the MLP Parties and their Affiliates which do not involve the Borrower or the MarkWest Inc. Operating Subsidiaries or the Investor Notes as such term is defined on Schedule 1.1(a) .

        SECTION 7.2.12    Negative Pledges, Restrictive Agreements, etc.    (a) The Borrower will not, and will not permit any of the MarkWest Inc. Subsidiaries to, enter into any agreement (excluding this Agreement, any other Loan Document, and Loan Documents as defined in the Canadian Credit Agreement) prohibiting or restricting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Borrower, the MLP's General Partner, or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document or the ability of any MarkWest Inc. Subsidiary to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower. Notwithstanding the foregoing, (i) documents governing a Capitalized Lease Liability or a purchase money Lien permitted by Section 7.2.3(q) and (r) may prohibit other Liens on the asset encumbered by such Lien and (ii) the Lenders acknowledge that the real estate leases described on Schedule 7.2.12 entered into by Borrower or MarkWest Inc. Subsidiaries prior to the Effective Date restrict or prohibit Liens on the Borrower's or MarkWest Inc. Subsidiary's leasehold interest.

        (b)  The Borrower will not, and will not permit any of the MarkWest Inc. Operating Subsidiaries to, enter into any agreement governing Indebtedness if such agreement contains covenants or events of default that are more restrictive than those contained in this Agreement; provided, however, that the foregoing restriction shall not apply to the documents governing the Canadian Credit Agreement.

        SECTION 7.2.13    Limitation On Hedging Agreements.    Neither the Borrower nor any of the Domestic MarkWest Inc. Operating Subsidiaries will enter into any Hedging Agreements in respect of commodities if the notional volumes thereof (when aggregated with other commodity Hedging Agreements of the Borrower and other Domestic MarkWest Inc. Operating Subsidiaries then in effect) exceed, as of the date such Hedging Agreement is executed, 75% of the projected production from Oil and Gas Properties for the period during which such Hedging Agreement is in effect.

        SECTION 7.2.14    Use of Proceeds.    No proceeds of any Loan will be used to acquire any equity security of a class which is publicly traded or is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock," as defined in Regulation U except in connection with transactions (a) authorized by the board of directors of the Borrower, (b) (i) authorized by the board of directors or other governing body of the Person whose stock is being acquired or (ii) involving less than 5% of the stock of any Person (except the Borrower) or (iii) where the Borrower or any of its Subsidiaries invest in the equity of the MLP, and (c) which would not cause the Borrower to fail to be in compliance with Section 6.17 and which would not cause the Loans or the Lenders to be in violation of Regulation U.

        SECTION 7.2.15    Gas Imbalances, Take-or-Pay or Other Prepayments.    The Borrower will not allow net gas imbalances in excess of 200,000 MMBTU of gas, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or the MarkWest Inc. Subsidiaries that would require the Borrower or the MarkWest Inc. Subsidiaries to deliver Oil and Gas produced on Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

ARTICLE VIII
EVENTS OF DEFAULT

        SECTION 8.1    Listing of Events of Default.    Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

        SECTION 8.1.1    Non-Payment of Obligations.    The Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan, or the Borrower shall default (and such default shall continue unremedied for a period of five days) in the payment when due of any Commitment Fee or of any other Obligation.

        SECTION 8.1.2    Breach of Warranty.    Any representation or warranty of the Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any other Obligor to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

        SECTION 8.1.3    Non-Performance of Certain Covenants and Obligations.    The Borrower shall default in the due performance and observance of any of its obligations under Section 7.1.1(d) or Section 7.2 which default continues unremedied for ten (10) days.

        SECTION 8.1.4    Non-Performance of Other Covenants and Obligations.    Any Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender.

        SECTION 8.1.5    Default on Other Indebtedness.    (a) The Borrower or any of the MarkWest Inc. Operating Subsidiaries (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $3,500,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or a trustee or agent on behalf of such holder or holders to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity; or (b) an Event of Default occurs as defined in the Canadian Agreement.

        SECTION 8.1.6    Judgments.

        (a)  Any final judgment or order for the payment of money in excess of $3,500,000 shall be rendered against the Borrower or any of the MarkWest Inc. Operating Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

        (b)  Any non-monetary final judgment shall be rendered that has, or would reasonably be expected to have, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 15 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

        SECTION 8.1.7    Pension Plans.    Any of the following events shall occur with respect to any Pension Plan (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $3,500,000; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

        SECTION 8.1.8    Control of the Borrower.    Any Change in Control shall occur.

        SECTION 8.1.9    Bankruptcy, Insolvency, etc.    The Borrower or any of the MarkWest Inc. Operating Subsidiaries shall (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due; (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of the MarkWest Inc. Operating Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors; (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of the MarkWest Inc. Operating Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided, that the Borrower, each MarkWest Inc. Operating Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of the MarkWest Inc. Operating Subsidiaries or any other Obligor, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided, that the Borrower and each MarkWest Inc. Operating Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or (e) take any corporate or partnership action authorizing, or in furtherance of, any of the foregoing.

        SECTION 8.1.10    Impairment of Security, etc.    Except as a direct result of the acts or omissions of the Administrative Agent or any Lender, any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; the Borrower, any other Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or for a period of ten days following the earlier of the date the Borrower has knowledge thereof or the Borrower receives notice from the Administrative Agent or any Lender thereof, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by such Loan Document.

        SECTION 8.1.11    Default Under Material Agreement.    The Borrower or any of its Subsidiaries shall default in or breach the performance or observance of any provision of any material contract or agreement to which it is a party or it or its property is bound if such default or breach could result in the opinion of the Administrative Agent and the Required Lenders in a Material Adverse Effect and if such default or breach is not cured within the time period set forth for cure in the relevant material agreement or, if no cure period is specified, within thirty (30) days of the Borrower's knowledge of such breach or default.

        SECTION 8.1.12    MLP/Parent Material Agreements.    (a) Any MLP/Parent Material Agreement, or any material portion thereof, ceases to be in full force and effect if not replaced (prior to such cessation) in a manner satisfactory to the Required Lenders, if such cessation could reasonably be expected to have a Material Adverse Effect; or (b) default by any Person in the performance or observance of any material term of any MLP/Parent Material Agreement, if such default could reasonably be expected to have a Material Adverse Effect; or (c) any event or condition occurs or exists which in the opinion of the Required Lenders is reasonably likely to have a material adverse effect on the ability of the Borrower or any Subsidiary or any MLP Party to perform its obligations under an MLP/Parent Material Agreement.

        SECTION 8.1.13    Invalidity of Loan Documents.    Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the requisite percentage of Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Obligor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate, rescind or invalidate any Loan Document in whole or in part.

        SECTION 8.2    Action if Bankruptcy.    If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur with respect to the Borrower or any Obligor, the Revolving Loan Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, notice of any other kind or demand.

        SECTION 8.3    Action if Other Event of Default.    If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower or any other Obligor) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent shall, upon the direction of, or may, with the consent of, the Required Lenders, by notice to the Borrower (a) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Revolving Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without notice of intent to accelerate, notice of acceleration, notice of any other kind, protest, demand or presentment, and/or, as the case may be, the Revolving Loan Commitments shall terminate; (b) require that the Borrower Cash Collateralize its Obligations in respect of Letters of Credit in an amount equal to 110% of the then aggregate Stated Amount of all Letters of Credit outstanding and undrawn; and (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law.

ARTICLE IX
THE AGENT

        SECTION 9.1    Actions.    Each Lender hereby appoints BofA as its Administrative Agent and Collateral Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Administrative Agent is not reimbursed by the Borrower; WHETHER OR NOT ARISING

OUT OF THE NEGLIGENCE OF THE ADMINISTRATIVE AGENT, provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Administrative Agent's gross negligence or wilful misconduct. The Administrative Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent's determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

        SECTION 9.2    Funding Reliance, etc.    (a) Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 10:30 p.m., Central time, on the day of a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate applicable at the time.

        (b)  Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by the Borrower prior to the date any payment to be made by it hereunder is due, that it does not intend to remit such payment, the Administrative Agent may, in its sole and absolute discretion, assume that the Borrower has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment is not in fact remitted to the Administrative Agent in immediately available funds, then each Lender shall forthwith on demand repay to the Administrative the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

        SECTION 9.3    Exculpation.    Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

        SECTION 9.4    Successor.    The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

        SECTION 9.5    Loans by BofA.    BofA shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. BofA and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if BofA were not the Administrative Agent hereunder.

        SECTION 9.6    Credit Decisions.    Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Revolving Loan Commitment. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

        SECTION 9.7    Copies, etc.    The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

        SECTION 9.8    Default; Collateral.

        (a)  Upon the occurrence and continuance of a Default, the Lenders agree to promptly confer in order that Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of the Lenders; and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from Required Lenders. All rights of action under the Loan Documents and all right to the Collateral, if any, hereunder may be enforced by the Administrative Agent and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as the Administrative Agent without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of the Lenders (and, with respect to Lender Hedging Agreements, Affiliates, if applicable) subject to the expenses of the Administrative Agent. In actions with respect to any property of the Borrower or any other Obligor, the Administrative Agent is acting for the ratable benefit of each Lender (and, with respect to Lender Hedging Agreement, Affiliates, if applicable). Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Obligation shall be construed as being for the ratable benefit of each Lender (and, with respect to Lender Hedging Agreement, Affiliates, if applicable).

        (b)  Each Lender authorizes and directs the Administrative Agent to enter into the Collateral Documents for the benefit of the Lenders (and, with respect to Lender Hedging Agreement, Affiliates, if applicable). Except to the extent unanimity (or other percentage set forth in Section 10.1) is required hereunder, each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the power set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

        (c)  The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the collateral granted pursuant to the Collateral Documents.

        (d)  The Administrative Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Obligor or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant thereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the Rights granted or available to the Administrative Agent in this Section 9.8 or in any of the Collateral Documents; it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent any act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to any Lender, other than to act without gross negligence or wilful misconduct.

        (e)  The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) constituting property in which no Obligor owned an interest at the time the Lien was granted or at any time thereafter; (ii) constituting property leased to an Obligor under a lease which has expired or been terminated in a transaction permitted under the Loan Document or is about to expire and which has not been, and is not intended by such Obligor to be, renewed; and (iii) consisting of an instrument evidencing Indebtedness pledged to the Administrative Agent (for the benefit of the Lenders), if the Indebtedness evidenced thereby has been paid in full. In addition, the Lenders irrevocably authorize the Administrative Agent to release Liens upon collateral as contemplated in Section 10.1(b), (c) or (d), or if approved, authorized, or ratified in writing by the requisite Lenders. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 9.8.

        (f)    In furtherance of the authorizations set forth in this Section 9.8, each Lender hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender, (i) to enter into Collateral Documents (including, without limitation, any appointments of substitute trustees under any Collateral Documents), (ii) to take action with respect to the Collateral and Collateral Documents to perfect, maintain, and preserve Lenders' Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in paragraph (e) hereof. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent's power, as attorney, relative to the Collateral matters described in this Section 9.8. The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent. The power of attorney conferred by this Section 9.8(f) is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Lenders are obligated to make any Borrowings under the Loan Documents.

        SECTION 9.9    Lender Hedging Agreements.    To the extent any Lender or any Affiliate of a Lender is a party to a Lender Hedging Agreement in accordance with the requirements of the Loan Documents and accepts the benefits of the Liens in the Collateral arising pursuant to the Collateral Documents, such Lender (for itself and on behalf of any such Affiliates) shall be deemed (i) to appoint Bank of America, N.A., as its nominee and agent, to act for and on behalf of such Lender or Affiliate thereof in connection with the Collateral Documents and (ii) to be bound by the terms of this Article IX.

ARTICLE X
MISCELLANEOUS PROVISIONS

        SECTION 10.1    Waivers, Amendments, Release of Collateral, etc.    (a) The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would: (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender; (b) modify this Section 10.1, change the definition of "Required Lenders," increase the Revolving Loan Commitment Amount (except as set forth in Section 2.5.1) or the Percentage of any Lender, reduce any fees described in Article III, change the schedule of reductions to the Revolving Loan Commitment provided for in Section 2.2.2, release any material portion of the Collateral, except as set forth in Section 9.8 and Sections 10.1(b), (c) and (d) or otherwise specifically provided in any Loan Document, release any material Guarantor (except as provided in Section 10.1(d)), or extend the Revolving Loan Commitment Termination Date, shall be made without the consent of each Lender and each holder of a Note; (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the holder of that Note evidencing such Loan; (d) affect adversely the interests, rights or obligations of the Administrative Agent, shall be made without consent of the Administrative Agent; (e) affect adversely the interests, rights or obligations of an Issuer in its capacity as such, shall be made without consent of such Issuer or (f) increase, maintain, or decrease the Global Borrowing Base pursuant to Section 2.1.3 without consent of the Global Lenders. No failure or delay on the part of the Administrative Agent, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

        (b)  Upon any sale, transfer, or disposition of Collateral which is permitted pursuant to the Loan Documents, and upon ten (10) Business Days' prior written request by the Borrower (which request must be accompanied by (a) true and correct copies of all material documents of transfer or disposition, including any contract of sale, (ii) a preliminary closing statement and instructions to the title company, if any, and (iii) all requested release instruments in form and substance satisfactory to the Administrative Agent), the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of Liens granted to the Administrative Agent for the benefit of the Lenders pursuant hereto in such Collateral. In addition, if the Borrower or any of the MarkWest Inc. Operating Subsidiaries own any Margin Stock at the time of the requested release, then together with such request for release, the Borrower shall present a certificate in form and substance satisfactory to the Administrative Agent, setting forth calculations demonstrating compliance with Regulation U and, if required by the Administrative Agent, an opinion of counsel stating that the requested release, if made, will not result in the Lenders being in violation of Regulation U. The Administrative Agent shall not be required to execute any release instruments on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of liens without recourse or warranty. No such release shall impair the Administrative Agent's lien on the proceeds of sale of such Collateral.

        (c)  If all outstanding Loans and other Obligations have been indefeasibly paid in full and no Letters of Credit are outstanding, the Commitments have terminated or have been reduced to zero pursuant to Section 2.2, and, subject to Section 10.1(d), all Lender Hedging Agreements have terminated, the Administrative Agent agrees to, and the Lenders hereby instruct the Administrative Agent to, at the Borrower's expense, execute such releases of the Collateral Documents as the Borrower shall reasonably request and this Agreement shall be deemed terminated except that such termination shall not relieve the Borrower of any obligation to make any payments to the Administrative Agent or any Lender required by any Loan Document to the extent accruing, or relating to an event occurring, prior to such termination. Notwithstanding the foregoing, if such Liens also secure the obligations under the Canadian Credit Agreement, such Liens may not be released unless permitted by the terms of the Canadian Credit Agreement.

        (d)  Notwithstanding any provision herein to the contrary, if the Commitments as herein defined and the Commitments as defined in the Canadian Credit Agreement have been terminated, no Letters of Credit hereunder or under the Canadian Credit Agreement are outstanding, and the only outstanding Obligations as herein defined and as defined in the Canadian Credit Agreement are amounts owed pursuant to one or more Lender Hedging Agreements, the Administrative Agent will, and is hereby authorized to, (A) release the Liens created under the Loan Documents and (B) release all Guaranties executed by MarkWest Inc. Operating Subsidiaries, provided, that contemporaneously with such release, (i) the Borrower (and, if applicable, the MarkWest Inc. Operating Subsidiary that is a party to such Lender Hedging Agreements) (A) executes a margin agreement in form and substance acceptable to such Lender(s) (or its Affiliates) that are parties to such Lender Hedging Agreements (the "Lender Counterparties") and (B) provides collateral in the form of cash or a letter of credit having an aggregate value acceptable to such Lender Counterparties, and (ii) if such Lender Hedging Agreement is executed by a MarkWest Inc. Operating Subsidiary but the Borrower is not a party thereto, the Borrower executes a guaranty covering such MarkWest Inc. Operating Subsidiary's obligations thereunder, such guaranty to be in form and substance satisfactory to the Lender Counterparties; and provided further the Borrower acknowledges that if such liens and/or Guaranties also secure the obligations under the Canadian Credit Agreement, such Liens and Guaranties may not be released unless permitted by the terms of the Canadian Credit Agreement. Any release under this Section 10.1(d) must be in writing and signed by the Administrative Agent.

        SECTION 10.2    Notices.    All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address, Telex or facsimile number set forth, with respect to Borrower and Administrative Agent, below its signature hereto, and with respect to any Lender, set forth in its Administrative Questionnaire provided to the Administrative Agent hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

        SECTION 10.3    Payment of Costs and Expenses.    The Borrower agrees to pay within 10 days of demand all reasonable expenses of the Administrative Agent (including the fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, the filing, recording, refiling or rerecording of any mortgage, any pledge agreement and any Security Agreement and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of any mortgage, any pledge agreement or any security agreement, and the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

        The Borrower further agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Notes or any other Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by the Administrative Agent or such Lender in connection with the enforcement of any Obligations.

        SECTION 10.4    Indemnification.    In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Administrative Agent and any of its Affiliates and each Lender and each of their respective officers, directors, employees, attorneys and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements and settlement costs INCLUDING INDEMNIFIED LIABILITIES ARISING OUT OF THE NEGLIGENCE OF AN INDEMNIFIED PARTY (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan; (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties; (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of the MarkWest Inc. Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Administrative Agent or such Lender is party thereto; (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of the MarkWest Inc. Subsidiaries of any Hazardous Material; or (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any MarkWest Inc. Subsidiary of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such MarkWest Inc. Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct.

        SECTION 10.5    Survival.    The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Revolving Loan Commitments. The representations and warranties made by each Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

        SECTION 10.6    Severability.    Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 10.7    Headings.    The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

        SECTION 10.8    Execution in Counterparts.    This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower and the Administrative Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement.

        SECTION 10.9    Governing Law; Entire Agreement.    THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS AND APPLICABLE U.S. FEDERAL LAW. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

        SECTION 10.10    Successors and Assigns.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan

Commitment and the Loans at the time owing to it) provided however, that any such assignments by a Lender shall be pro rata with any assignment by such Lender or an Affiliate of such Lender of its interests in the Canadian Facility; provided further that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Revolving Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Loan Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement and the Canadian Credit Agreement with respect to the Loan or the Revolving Loan Commitment assigned; (iii) any assignment of a Revolving Loan Commitment must be approved by the Administrative Agent and the L/C Issuing Lender unless the Person that is the proposed assignee is itself a Lender with a Revolving Loan Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 4.5 and 4.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

        (c)  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Dallas, Texas (or such other location as may be specified by the Administrative Agent) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (d)  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this

Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, take any actions of the type described in clause (b) or (c) of Section 10.1. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4, 4.5, and 4.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, provided such Participant agrees to be subject to Section 4.8 as though it were a Lender.

        (e)  A Participant shall not be entitled to receive any greater payment under Sections 4.5 and 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.6 as though it were a Lender.

        (f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        SECTION 10.11    Other Transactions.    Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby.

        SECTION 10.12    Forum Selection and Consent to Jurisdiction.    ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS AND HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, WITH AN ADDRESS AT 350 N. ST. PAUL STREET, DALLAS, TEXAS 75201 (THE "TEXAS PROCESS AGENT") AS PROCESS AGENT IN ITS NAME, PLACE AND STEAD TO RECEIVE AND FORWARD SERVICE OF ANY AND ALL WRITS, SUMMONSES AND OTHER LEGAL PROCESS IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF TEXAS, AGREES THAT SUCH SERVICE IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE UPON THE TEXAS PROCESS AGENT, AND AGREES TO TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID

APPOINTMENT IN FULL FORCE AND EFFECT. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        SECTION 10.13    Waiver of Jury Trial.    THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

        SECTION 10.14    Confidentiality.    Each Lender and the Administrative Agent agrees to use reasonable commercial efforts not to disclose without the prior written consent of the Borrower (other than to their employees, auditors or counsel or to another Lender if the Lender or such Lender's holding or parent company or the Administrative Agent in its sole discretion determines that any such party should have access to such information) any confidential information with respect to the Borrower or any Subsidiary which is furnished pursuant to this Agreement, provided, that any Lender and the Administrative Agent may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, provincial, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or the Administrative Agent or to the Federal Reserve Board, Bank of Canada, the Office of the Superintendent of Financial Institutions, Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation, National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender or the Administrative Agent, and (e) to any Affiliate of such Lender or Administrative Agent.

        A Lender may furnish any publicly available information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) without the consent of the Borrower. Nonpublic information concerning the Borrower or any of its Subsidiaries shall not be furnished by any Lender to assignees and participants (including prospective assignees and participants) without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.

        SECTION 10.15    Assignment.    The Existing Lenders, as holders of the Notes as defined in and issued under the Existing Credit Agreement, hereby assign to the Lenders who are signatories hereto on the Effective Date, a portion of the indebtedness owed to each of them under the Existing Credit Agreement, so that on the Effective Date all such Lenders have Revolving Loan Commitments and hold Loans in the Percentages set forth on Schedule 1.1(b) hereto.

        SECTION 10.16    Priority of Hedging Obligations.    Borrower, Lenders and Administrative Agent hereby agree that (a) any amounts received in satisfaction of any Obligations arising under the Loan Documents, including, without limitation, Obligations under this Agreement and any Lender Hedging Agreement, shall rank pari passu in right of payment and shall be used to repay such Obligations on a pro rata basis, and (b) all Hedging Obligations arising in connection with any Hedging Agreement other than any Lender Hedging Agreement are hereby expressly subordinated in right of payment to the prior payment in full in cash of all Obligations under the Loan Documents.

        SECTION 10.17    Certain Remedies.    Notwithstanding anything to the contrary contained herein or in the Collateral Documents, neither the Administrative Agent nor the Lenders shall have the right to collect income, rents, royalties, revenues, issues, profits or proceeds from the Mortgaged Properties as therein defined unless an Event of Default has occurred and is continuing.

        SECTION 10.18    Maximum Rate.    It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary contained herein or in any fee letter or other Loan Document or any other document otherwise relating hereto, in no event shall this Agreement or any Note or such documents require or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with any Loan or in any fee letter or other Loan Document, or in any communication by the Administrative Agent, any Lender or any other person to the Borrower or any other person, or in the event all or part of the principal or interest of any Loan shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement or any Note shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Borrower nor any other person or entity now or hereafter liable for the payment of any Loan shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Loans or, if the Loans have been or would be paid in full by such credit, refunded to the Borrower, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents, and any communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, collected, taken, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document and communication relating to this Agreement, the Loans and the Notes.

        To the extent that the interest rate laws of the State of Texas are applicable to the Loans, the applicable interest rate ceiling is the weekly ceiling determined in accordance with Texas Finance Code, Section 303.001 as limited by Texas Finance Code Section 303.009. The Lenders retain the right to modify the interest rate in accordance with applicable law.

        The parties agree that Texas Finance Code, Chapter 346 (formerly Tex. Rev. Civ. Stat., Title 79, Chapter 15), which regulates certain revolving loan accounts and revolving triparty accounts, shall not apply to any revolving loan accounts created under this Agreement or the Notes or maintained in connection therewith.

        SECTION 10.19    Entire Agreement.    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY

NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        SECTION 10.20    Consent And Ratification of Collateral Documents.    Subject to Section 10.21, each of the Borrower and the Borrower's MarkWest Inc. Operating Subsidiaries (a) hereby consent to the execution and delivery of this Agreement, the Loan Documents, the Canadian Credit Agreement, and the Loan Documents as defined in the Canadian Credit Agreement, (b) acknowledge that it has previously delivered to the Administrative Agent, pursuant to the terms and conditions of the Existing Credit Agreement, the Collateral Documents listed on Schedule 10.20 hereto (the "Existing Collateral Documents"), (c) confirm and agree that each of the Existing Collateral Documents to which it is a party is, and shall continue to be, in full force and effect and shall secure the Obligations as herein defined and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of, this Agreement, each reference in the Existing Collateral Documents to the Existing Credit Agreement, shall mean and be a reference to this Agreement as amended, restated, or otherwise modified from time to time, and (d) all Notes issued pursuant to this Agreement shall be deemed to be issued in replacement of the Notes issued under the Existing Credit Agreement and are, and shall continue to be, secured by the Existing Collateral Documents.

        SECTION 10.21    Transfer of Assets to the MLP and Release of Liens and Guaranties Related Thereto.    The Administrative Agent and the Lenders consent to the MLP Transfer, and authorize the disposition of the assets described in the Contribution Agreement executed in connection with the MLP Transfer free of their security interests and, effective on the Effective Date (a) each of Appalachia, West Shore, and Basin hereby are released from the Collateral Documents executed by it in connection with the Existing Credit Agreement, (b) the Administrative Agent and the Lenders hereby release their liens and security interests on (i) the equity interests in Appalachia, West Shore and Basin, and (ii) their liens and security interests on the other property being conveyed to the MLP Parties, which other liens and security interests are described on Schedule 10.20 under the heading "Liens Being Released on the Effective Date," and (c) the Lenders authorize the Administrative Agent to execute such written releases as may be necessary to evidence such releases.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:
MARKWEST HYDROCARBON, INC.
By:
Gerald A. Tywoniuk Senior Vice President, Finance
Address for Notices:	155 Inverness Drive West Suite 200 Englewood, Colorado 80112
Telephone No:	(303) 290-8700
Facsimile No.:	(303) 290-8769
Attention:	Contract Administrator
GUARANTORS:
MARKWEST MICHIGAN, INC.
By:
Gerald A. Tywoniuk Senior Vice President, Finance
MARKWEST RESOURCES, INC.
By:
Gerald A. Tywoniuk Senior Vice President, Finance

[THIS IS A SIGNATURE PAGE TO THE
MARKWEST HYDROCARBON, INC.
CREDIT AGREEMENT]

MATREX, L.L.C.
By: MarkWest Resources, Inc., its Manager
By:
Gerald A. Tywoniuk Senior Vice President, Finance

[THIS IS A SIGNATURE PAGE TO THE
MARKWEST HYDROCARBON, INC.
CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender
By:
Richard L. Stein Principal
Address for Notices:	901 Main Street, 14th Floor Dallas, Texas 75202
Telephone No.:	(214) 209-2642
Facsimile No.:	(214) 290-8364
Attention:	Mr. Ramon Presas
with a copy to:
333 Clay Street, Suite 4550 Houston, Texas 77002
Telephone No.:	(713) 651-4850
Facsimile No:	(713) 651-4841
Attention: Mr. Richard L. Stein

[THIS IS A SIGNATURE PAGE TO THE
MARKWEST HYDROCARBON, INC.
CREDIT AGREEMENT]

U.S. BANK, NATIONAL ASSOCIATION
By:
Monte E. Deckerd Vice President

[THIS IS A SIGNATURE PAGE TO THE
MARKWEST HYDROCARBON, INC.
CREDIT AGREEMENT]

ROYAL BANK OF CANADA
By:

Name:

Title:

[THIS IS A SIGNATURE PAGE TO THE
MARKWEST HYDROCARBON, INC.
CREDIT AGREEMENT]

WELLS FARGO BANK, N.A.
By:

Name:

Title:

[THIS IS A SIGNATURE PAGE TO THE
MARKWEST HYDROCARBON, INC.
CREDIT AGREEMENT]

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  EXHIBIT 10.11
TABLE OF CONTENTS
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT